Exhibit 10(a)







                 OPERATING AGREEMENT

                         OF

            DETROIT ENTERTAINMENT, L.L.C.

          A MICHIGAN LIMITED LIABILITY COMPANY




























                       TABLE OF CONTENTS
                                                 Page
          ARTICLE I  DEFINITIONS. . . . . . . . . . . 1
          ARTICLE II  ORGANIZATION . . . . . . . . . .1
               2.01 Formation. . . . . . . . . . . . .1
               2.02 Name.. . . . . . . . . . . . . . .1
               2.03 Registered Office; Registered Agent; Other Offices.2
               2.04 Business; Purposes.. . . . . . . .2
               2.05 Articles; Foreign Qualification. .2
               2.06 Term.. . . . . . . . . . . . . . .2
               2.07 Initial Members. . . . . . . . . .3
          ARTICLE III  MANAGEMENT OF THE COMPANY . . .3
               3.01 Generally. . . . . . . . . . . . .3
               3.02 Management Committee.. . . . . . .3
               3.03 Management Committee Meetings. . .3
               3.04 Matters Requiring Approval of the Management Committee.4
               3.05 Matters Requiring Supermajority Approval of the Management
          Committee. . . . . . . . . . . . . . . . . .5
               3.06 Matters Requiring Direct Vote of Members.6
               3.07 Deadlock-Breaking Authority. . . .6
               3.08 No Authority of Individual Members or Committee Members.7
               3.09 Other Businesses.. . . . . . . . .7
               3.10 Liability of the Members and Committee Members.8
               3.11 Indemnity. . . . . . . . . . . . .8
          ARTICLE IV  DEVELOPMENT AND MANAGEMENT OF THE
          PROJECT. . . . . . . . . . . . . . . . . . .9
               4.01 Generally. . . . . . . . . . . . .9
               4.02 Design, Development and Construction.9
               4.03 Governmental Approvals.. . . . . 10
               4.04 Project Financing. . . . . . . . 10
                    (a) Circus Capital Contributions.10
                    (b) Project Financing. . . . . . 10
                    (c) Additional Project Costs.. . 11
                    (d) Refinancing. . . . . . . . . 11
               4.05 Compensation; Reimbursement. . . 12
                    (a) Predevelopment Advances. . . 12
                    (b) Project Costs and Operating Costs.12
                    (c) Circus Management Personnel. 12
                    (d) Management Fee.. . . . . . . 12
                    (e) Certain Payments to ACG. . . 12
                    (f) Other Compensation.. . . . . 13
               4.06 Intellectual Property. . . . . . 13
               4.07 Retail Space.. . . . . . . . . . 13
          ARTICLE V  CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
          MEMBER LOANS . . . . . . . . . . . . . . . 14
               5.01 Initial Capital Contributions. . 14
                    (a) ACG. . . . . . . . . . . . . 14
                    (b) Circus.. . . . . . . . . . . 14
               5.02 Additional Capital Contributions - Circus.14
               5.03 Additional Capital Contributions - Circus and ACG.14
               5.04 Temporary Casino Loan. . . . . . 14
               5.05 Advances by Members. . . . . . . 15
               5.06 Capital Accounts.. . . . . . . . 15
               5.07 No Withdrawal. . . . . . . . . . 18
               5.08 Member Failure to Advance. . . . 18
               5.09 Default Loans. . . . . . . . . . 20
               5.10 Status as Defaulting Member. . . 20
               5.11 No Third Party Beneficiaries.. . 21
          ARTICLE VI  SHARING RATIO; CASH DISTRIBUTIONS;
          ALLOCATIONS OF PROFIT AND LOSS . . . . . . 21
               6.01 Sharing Ratios . . . . . . . . . 21
               6.02 Periodic Determination of Distributable Cash21
               6.03 Distribution of Distributable Cash22
               6.04 Determination and Allocation of Profits and Losses23
               6.05 Tax Regulatory Provisions. . . . 24
               6.06 Taxable Year and Accounting Method.25
               6.07 Tax Elections. . . . . . . . . . 25
               6.08 Tax Matters Partner. . . . . . . 25
               6.09 Tax Returns. . . . . . . . . . . 26
          ARTICLE VII  INFORMATION AND TRADE SECRETS 26
               7.01 Information. . . . . . . . . . . 26
               7.02 Trade Secrets. . . . . . . . . . 26
          ARTICLE VIII  BOOKS, RECORDS, REPORTS, AND BANK
          ACCOUNTS . . . . . . . . . . . . . . . . . 27
               8.01 Maintenance of Books; Financial Statements; Annual Audits.27
               8.02 Reports. . . . . . . . . . . . . 27
               8.03 Accounts.. . . . . . . . . . . . 27
               8.04 Required Records.. . . . . . . . 27
               8.05 Access to Required Records.. . . 28
          ARTICLE IX  ASSIGNEES; SUBSTITUTE MEMBERS; ADDITIONAL
          MEMBERS; WITHDRAWAL. . . . . . . . . . . . 28
               9.01 Rights of Assignees. . . . . . . 28
               9.02 Admission of Substitute Members. 28
               9.03 Admission of Additional Members. 29
               9.04 Withdrawal.. . . . . . . . . . . 29
               9.05 Rights of Withdrawing Member.. . 29
               9.06 Circus Limited Right to Withdraw.29
          ARTICLE X  LOSS OF LICENSE . . . . . . . . 30
               10.01 Loss of License.. . . . . . . . 30
               10.02 Buy-Out Provisions Relating to Loss of License.31
          ARTICLE XI  BANKRUPT MEMBER. . . . . . . . 32
               11.01 Membership Interest.. . . . . . 32
          ARTICLE XII  DISPOSITIONS OF INTERESTS . . 33
               12.01 Restrictions on the Disposition of a Membership Interest.33
               12.02 Conditions to Disposition.. . . 34
               12.03 Rights of First Refusal.. . . . 35
          ARTICLE XIII  DISSOLUTION, LIQUIDATION, AND
          TERMINATION. . . . . . . . . . . . . . . . 36
               13.01 Dissolution.. . . . . . . . . . 36
               13.02 Liquidation and Termination.. . 36
               13.03 Termination.. . . . . . . . . . 37
          ARTICLE XIV  REPRESENTATIONS AND WARRANTIES38
          ARTICLE XV  GENERAL PROVISIONS . . . . . . 39
               15.01 Offset. . . . . . . . . . . . . 39
               15.02 Notices.. . . . . . . . . . . . 40
               15.03 Entire Agreement; Supersedure.. 41
               15.04 Effect of Waiver or Consent.. . 41
               15.05 Amendment or Modification.. . . 42
               15.06 Binding Effect. . . . . . . . . 42
               15.07 Governing Law; Severability.. . 42
               15.08 Further Assurances. . . . . . . 42
               15.09 Counterparts. . . . . . . . . . 42
               15.10 Third Party Beneficiaries.. . . 42
               15.11 Relationship of Agreement to Default Rules.43
               15.12 Arbitration.. . . . . . . . . . 43
               15.13 Supplemental Provisions.. . . . 43

          APPENDIX A     DEFINITIONS

                       OPERATING AGREEMENT
                                OF
                    DETROIT ENTERTAINMENT, L.L.C.
          A MICHIGAN LIMITED LIABILITY COMPANY

                         THIS OPERATING AGREEMENT is made and entered into as of October 7, 1997, by and between CIRCUS CIRCUS
          MICHIGAN, INC., a Michigan corporation ( Circus ) and
          ATWATER CASINO GROUP, L.L.C., a Michigan limited liability company ( ACG ). CIRCUS CIRCUS ENTERPRISES,
          INC., a Nevada corporation ( CCEI ), the parent of Circus, and ATWATER ENTERTAINMENT ASSOCIATES, L.L.C., a
          Michigan limited liability company ( AEA ) and ZRX, L.L.C., a Michigan limited liability company ( ZRX ), the Members of ACG, join in the execution of this Agreement for the limited purposes set forth at the end of this Agreement.
               FOR AND IN CONSIDERATION OF the mutual
          covenants, agreements, rights, and obligations set forth in this Agreement, the benefits to be derived from them, and other good and valuable consideration, the receipt and the sufficiency of which each Member acknowledges and confesses, the Members agree as follows:

          ARTICLE I

                     DEFINITIONS
                      As used in this Agreement, Capitalized Terms shall have the meanings ascribed to them in Appendix A attached hereto and incorporated herein by this reference.
          ARTICLE II

                  ORGANIZATION

                      2.01 Formation.
               Effective with the filing of the Articles with the Department, the Persons executing this Agreement form a limited liability company (the Company ) for the purposes set forth in this Agreement.
               2.02 Name.
               The name of the Company is Detroit Entertainment, L.L.C. and all Company business must be conducted in that name or such other names that comply with applicable law as the Operator may select from time to time.
               2.03 Registered Office; Registered Agent; Other
          Offices.
               The registered office of the Company in the State shall be at 1000 Michigan National Tower, Lansing, Michigan 48933,
          Attention: Robert W. Stocker II, or such other place as the Management Committee may designate from time to time. The registered agent for service of process on the Company in the State or any other jurisdiction shall be such Person or Persons as the Management Committee may designate from time to time. The initial registered agent in the State shall be Robert W. Stocker II, c/o Fraser Trebilcock Davis & Foster, P.C., 1000 Michigan
          National Tower, Lansing, Michigan 48933. The Company may have such other offices as the Management Committee may designate from time to time. The initial principal place of business of the Company shall be at 2211 Woodward Avenue, Fox Center
          Building - 10th Floor, Detroit, MI  48201, Attention:  Michael
          Malik; with a copy to Seyburn, Kahn, Ginn, Bess, Deitch and
          Serlin, 2000 Town Center, Suite 1500, Southfield, Michigan,
          48075, Attention:  Laurence B. Deitch.
               2.04 Business; Purposes.
               The business and purposes of the Company are to acquire, design, develop, construct, finance, own and operate the Project
          (and if applicable, the Temporary Casino). The Company shall have all the powers necessary or convenient to effect any purpose for which it is formed, including all powers granted by the Act. Except as otherwise provided in this Agreement, the Company shall not engage in any other activities or businesses not reasonably related to the foregoing.
               2.05 Articles; Foreign Qualification.
               The Articles have been executed and filed with the Department containing information required by the Act. The
          Management Committee shall cause such amendments to the Articles to be filed with the appropriate offices within the State and in such other places as may be required from time to time by applicable law. Prior to the Company s conducting business in any jurisdiction other than the State, the Management Committee shall cause the Company to comply, to the extent those matters are reasonably within the control of the Management Committee, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Management Committee, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to form, qualify, continue, and terminate the Company as a limited liability company under the law of the State and to qualify, continue, and terminate the Company as a foreign limited liability company in all other jurisdictions in which the Company may conduct business.
               2.06 Term.
               The Company shall commence on the date the Articles were first properly filed with the Department and shall perpetually continue in existence unless and until its business and affairs are wound up and dissolved in accordance with Article XIII hereof.
               2.07 Initial Members.
               The initial Members of the Company are ACG and Circus, each of which is admitted to the Company as a Member, effective with the commencement of the Company.

          ARTICLE III

              MANAGEMENT OF THE COMPANY
                              3.01 Generally.
                    Except as otherwise provided in Section 3.07 and
          Article IV, the business and affairs of the Company shall be managed by the Members, which authority and responsibility shall be exercised solely through the Management Committee.  Any
          Person dealing with the Company, other than a Member or a
          Member s Affiliate, may rely on the authority of the Management Committee or the Operator in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance with it, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.
               3.02 Management Committee.
               The Management Committee shall consist of twelve (12)
          Committee Members.  Six (6) of the Committee Members will be appointed by Circus and six (6) Committee Members will be
          appointed by ACG (of which three (3) Committee Members will be appointed by each of ZRX and AEA, unless otherwise provided in the operating agreement or other governing documents of
          ACG). Each Member may appoint one or more alternates for the Committee Members appointed by it. An alternate shall have all the powers of the Committee Member in his absence or inability to serve.  Each Committee Member may vote by delivering his proxy to another Committee Member.  Each Member shall have the power to remove any Committee Member appointed by it by delivering written notice of such removal to such Committee
          Member and to the other Committee Members. Vacancies on the Management Committee shall be filled by the Member which appointed the Committee Member previously holding the position which is then vacant.
               3.03 Management Committee Meetings.
                    (a)  The Management Committee shall meet at
          least once each quarter at the offices of the Company in Detroit, Michigan, or such other times or places as the Management
          Committee shall determine (unless such meeting shall be waived by all Committee Members) or on the call of any six (6)
          Committee Members upon two (2) business days  notice to all
          Committee Members by telephone or facsimile for a meeting by telephone or (ii) five (5) business days  notice by telephone or
          facsimile for a meeting in person.   An agenda for each meeting
          shall be prepared in advance by the secretary of the Committee and circulated to the Committee Members. Eight (8) Members of the Management Committee shall constitute a quorum; provided, however, that Approval of the Management Committee shall require a Majority of the Committee Members, and not just a majority of the quorum. The Management Committee may act without a meeting if (i) the action taken is Approved in advance in writing by the number of Committee Members necessary to take such action and (ii) written notice of such action is given to the Committee Members who did not provide such written consent.
          Written minutes of all meetings shall be maintained, and the minutes for each meeting shall be approved at a subsequent meeting of the Management Committee.
                    (b)  The Management Committee may adopt
          whatever rules and procedures relating to its activities as it may deem appropriate, provided that such rules and procedures shall not be inconsistent with or violate the provisions of this Agreement, and provided that such rules and regulations shall permit meetings by telephone, video conferencing or the like, and shall permit Committee Members to participate in meetings by telephone or video conference or the like or by written proxy, and such participation shall be deemed attendance for purposes of determining whether a quorum is present.
                    (c)  The Management Committee may by written
          resolution delegate its powers, but not its responsibilities, to employees of either Member or of both Members or to any other
          Person. Such delegation of powers may include the authority to execute and deliver any notes, mortgage, evidence of indebtedness, contract, certificate, statement, conveyance or other instrument in writing, and any assignment or endorsement thereof.
                    (d)  Subject to Article IV, the Management
          Committee may by resolution appoint officers of the Company
          (which may include a president, a treasurer, a secretary and one or more vice presidents, assistant treasurers and assistant secretaries), which officers shall be vested with such powers and duties, shall hold their offices for such terms, and shall be entitled to such compensation, as shall be determined from time to time by the Management Committee.
                    (e) Anything in this Agreement to the contrary notwithstanding, the Committee Members appointed by any Member who is a Defaulting Member shall not be entitled to attend, participate in meetings of, or vote on any matters coming before the Management Committee for so long as such Member shall be and remain a Defaulting Member, and, for such period of time, the Management Committee shall be deemed to have been reduced in size for all purposes (including, without limitation, determination of quorum and required votes to act) by the number of Committee Members which the Defaulting Member would otherwise be entitled to appoint to the Management Committee.
          For so long as any Member shall be a Defaulting Member, any action taken by the remaining Committee Members shall be fully binding on all Members (including, without limitation, the Defaulting Member). Notwithstanding the foregoing, if Circus is the Defaulting Member, unless and until all of the Membership
          Interest of Circus shall have been purchased pursuant to Section 5.08(d), Circus shall, at its option, remain as Operator of the Project pursuant to Article IV.
               3.04 Matters Requiring Approval of the Management
          Committee.
               Subject to Sections 3.05, 3.06, 3.07, 4.01 and 4.02,
          Approval of the Management Committee shall be required for the following decisions:
                    (a) The initial design (including exterior design, overall layout and theme) of the Project (based on Circus recommendations) and any fundamental changes in such design;
                    (b)  The total amount of the Project Budget
          (which is currently estimated to be approximately $700 million) and any increases in the approved Project Budget resulting from Additional Project Costs other than increases due to Cost
          Overruns;
                    (c) The selection of the contractor and local architect for the Project;
                    (d)  The adoption of any affirmative action
          programs or commitments to make charitable contributions or to undertake civic involvement (which programs, commitments, and/or undertakings shall be based on the recommendations of a subcommittee a majority of whose members shall be Committee
          Members representing AEA);
                    (e)  The annual Operating Budget for the Project
          (including Reserves and capital expenditures anticipated to be made during the period covered by such Operating Budget) (which shall be based on Circus s recommendations);
                    (f)  The Development Agreement, if any;
                    (g) The incurrence of any indebtedness on behalf of the Company other than (i) the Construction Financing and Permanent Financing for the Project , (ii) gaming equipment financing (including equipment leasing) in the ordinary course of business and (iii) trade payables in the ordinary course of business; and
                    (h) The determination to proceed with the development and operation of a Temporary Casino.
               3.05 Matters Requiring Supermajority Approval of the
          Management Committee.
               The following matters shall require the approval of a Supermajority of the Management Committee:
                    (a) Any sale, lease, assignment, transfer or other conveyance (exclusive of financing requirements) of all or substantially all of the assets of the Company;
                    (b)  Any merger, consolidation, dissolution,
          divestiture or winding-up of the Company (except as provided in Sections 3.06 and 3.07);
                    (c)  Any amendment or restatement of this
          Agreement;
                    (d) Any transaction involving the payment of compensation by the Company to a Member or an Affiliate of the Member, (including for purposes of this sentence, any members, shareholders, employees, agents, officers or directors of any Member or their respective members or equity participants), except as provided in Section 4.05;
                    (e) Any material change in the character of the business and affairs of the Company;
                    (f)  The commission of any act which would
          make it impossible for the Company to carry on its ordinary business and affairs (except as provided in Sections 3.06 and 3.07);
                    (g)  The commission of any act that would
          contravene any provision of this Agreement or the Act; and
                    (h) The selection of independent certified public accountants for the Company; or
                    (i) The admission of new or Substitute Members to the Company, except as otherwise provided in Section 9.02.
               3.06 Matters Requiring Direct Vote of Members.
               It is the intention of the Members that except as otherwise expressly provided in subsections (a) and (b) below and/or except as otherwise expressly required by the Act or other applicable law, all matters requiring the consent, approval or other action of the Members be considered, voted upon and decided by the Management Committee (through the vote of the Committee
          Members) and that to the greatest extent permitted by the Act or other applicable law, the Members expressly waive the right to vote directly on such matters. Notwithstanding the foregoing:
                    (a) Any increase in the Project Budget in excess of $700 million (other than increases due to Cost Overruns) which would require the Members to make Additional Capital
          Contributions, or any capital expenditure after opening of the Project, which would require the Members to make Additional
          Capital Contributions, shall require the affirmative vote of both Members.
                    (b) With respect to the matters described in Sections 3.05(b), 3.07(a)(iv) and 13.01(a), after the Approval of the Management Committee or a Deadlock-breaking vote by Circus, as the case may be, such matters shall be referred for a direct vote by the Members, unless the Company s legal counsel determines that such direct vote is not required by the Act or other applicable law.
               3.07 Deadlock-Breaking Authority.
               (a) Notwithstanding anything to the contrary contained in this Agreement (including without limitation, Section 3.04 and all of the provisions of Section 3.05 other than Section 3.05(d) hereof), so long as Circus or an Affiliate is providing any Credit Support to the Project, Circus, after consultation with ACG, will have Deadlock-breaking authority for decisions relating to the following:
                    (i)  The Development Agreement;
                    (ii) Decisions regarding the construction of the Project (including choice of contractor and local architect);
                    (iii)     Approval or amendment of the annual
          Operating Budget; and
                    (iv) The dissolution, recapitalization or bankruptcy of the Company.
               (b) So long as Circus or an Affiliate is providing Credit Support to the Project, ACG hereby grants to Circus an irrevocable proxy to vote ACG s Membership Interest with respect to a vote relating to the dissolution of the Company or other matters described in Section 3.07(a) requiring the vote of the Members pursuant to the Act or other applicable law.
               3.08 No Authority of Individual Members or
          Committee Members.
               Neither Member nor any Committee Member, acting individually, nor any of their respective Affiliates or constituent members, has the power or authority to bind the Company or any Member or to authorize any action to be taken by the Company, or to act as agent for the Company or any other Member, unless that power or authority has been specifically delegated by the Management Committee or is expressly provided for in this Agreement. Except as otherwise provided in this Agreement, no Member or Committee Member is authorized to incur any expenditures on behalf of the Company without the Approval of the Management Committee.
               3.09 Other Businesses.
               Each party recognizes that the Members, and their Affiliates, have or may have other business interests, activities and investments, some of which may now or hereafter be in conflict or competition with the business of the Company, and that each Member and its respective Affiliates are entitled to carry on such other business activities, interests and investments without any accountability therefor to the Company or any other Member. No
          Member, and no Affiliate of any Member, shall be obligated to devote all or any particular part of its time and effort to the Company or its business affairs except such reasonable amount of time as may be necessary in order to fulfill their respective duties and obligations hereunder. Each Member, and each Affiliate of each Member, may engage in or possess an interest in any other business or venture of any kind, independently or with others, including, without being limited to, owning, financing, acquiring, leasing, promoting, developing, improving, constructing, operating or managing other real or personal properties (including real and personal properties devoted, in whole or in part, to the business of gaming or which are activities in support of gaming operations) on its own behalf or on behalf of other entities with which it is affiliated or associated, and any Member and each Affiliate of any Member may engage in any activities, whether or not competitive to the Company, without any obligation to offer any interest in such activities to the Company or to any Member or to any Affiliate of any Member. Neither the Company nor any Member nor any Affiliate of any Member shall have any right by virtue of this Agreement or by virtue of the relationship between the Members as Members in or to such other activities, or to the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company, shall not be deemed wrongful or improper or a breach of any Company or fiduciary duties owed by one party to the other, or entitle either party to any interest in or sharing in the profits or losses from any such other activities.
               3.10 Liability of the Members and Committee
          Members.
               So long as each Member (whether in its capacity as a Member, or if applicable, as Operator or other expressly authorized agent of the Company) and Committee Member acts in good faith with respect to the conduct of the business and affairs of the Company, and in the manner in which it reasonably believes to be in the best interests of the Company or otherwise in accordance with the provisions of this Agreement, neither Member nor any such Committee Member shall be liable or accountable to the Company or to any of the Members in damages or otherwise for any error of judgment, for any mistake of fact or of law, or for any other act or thing which it may do or refrain from doing or suffer to be done in connection with the business and affairs of the Company, except in the case of (i) such Person s willful misconduct or gross negligence, (ii) actions taken by any such Person in violation of this Agreement, (iii) the receipt by any such Person of a financial benefit to which it is not entitled pursuant to this Agreement or (iv) any vote by such Person to approve a distribution to the Members of funds of the Company in violation of this Agreement or the Act.
               3.11 Indemnity.
               The Company shall indemnify, defend and hold each Member, and each officer, director, stockholder, member, employee, agent, affiliate, subsidiary or assignee of each Member (including any such Person in its capacity as an agent or Committee Member) provided any such Person is properly acting in its capacity as a Member, Committee Member, officer, director, stockholder, member, employee or agent, and within the express authority granted herein (collectively, the Indemnities ) free and harmless of, from and against any expenses, losses, claims, costs, damages and liabilities, including without limitation, judgments, fines, amounts paid in settlement and expenses (including without limitation, attorneys fees and expenses, court costs, investigation costs and litigation costs) incurred by any Indemnitee in any civil, criminal or investigative proceeding in which it is involved or threatened to be involved by reason of the Member being a Member in the Company or such Person being a Committee
          Member, provided that the Member or such Person acted in good faith, within what it reasonably believed to be the scope of its authority and for a purpose which it reasonably believed to be in the best interests of the Company and the Members or otherwise in compliance with the provisions of this Agreement; provided, however (i) that the Company shall not be required to indemnify any Indemnitee, and any such Indemnitee shall be liable, for any loss, expense or damage which the Company may suffer as a result of (A) such Indemnitee s willful misconduct, gross negligence or bad faith in failing to perform its duties hereunder; (B) actions taken by such Indemnitee in violation of this Agreement, (C) the receipt by such Indemnitee of any financial benefits to which it is not entitled pursuant to this Agreement or (D) the vote by such Indemnitee for a distribution of funds of the Company in violation of this Agreement or the Act; (ii) the Company shall not be required to indemnify any Indemnitee for any breach of the provisions of this Agreement, or for any loss, expense or damage which it may suffer as a result of the breach of this Agreement by the Member to which the Indemnitee is related; and (iii) any liability hereunder shall be limited solely to the assets and properties of the Company, and no Member (or any Affiliate of any Member) shall have any liability or obligation hereunder.

          ARTICLE IV

          DEVELOPMENT AND MANAGEMENT OF THE
                       PROJECT
                              4.01 Generally.
               Subject only to any express limitations set forth in Sections 3.04, 3.05 and 3.06, Circus, as Operator, shall have, and is hereby expressly granted, the responsibility and authority for conducting the day-to-day operations of the Project, including the following:
               (a) Notwithstanding anything to the contrary contained herein (including without limitation, Section 3.04(a) above), Operator will have the exclusive authority for implementing decisions relating to the operation of the Project, including the layout of the casino, marketing and credit policies, internal control and security procedures and employment decisions.
               (b)  Prepare for submission to the Management
          Committee, appropriate Project and Operating Budgets for the development, construction, opening, repair, improvement and operation of the Project and if applicable, the Temporary Casino.
          (c) Contract on behalf of the Company for the services of independent contractors, including attorneys, accountants and financial advisers.
               (d) Subject to Section 8.03, establish, maintain and supervise the deposit of funds and securities of the Company with federally insured banking institutions; and the Operator is authorized to sign on behalf of the Company on all accounts with such banking institutions.
               (e) Subject to the approved Project Budget and Operating Budgets, acquire by purchase, lease or otherwise such personal property as may be necessary, convenient or incidental to the accomplishment of the purposes of the Company.
           (f) Procure on behalf of the Company, such general liability, casualty, comprehensive, workers compensation, fidelity, errors and omissions, business interruption and other insurance as is adequate to protect the Company.
               (g) Subject to Sections 3.04, 3.05, 3.06 and 3.07, execute and deliver on behalf of the Company any and all agreements, documents, certificates and instruments necessary or convenient in connection with the performance of its duties hereunder.
               4.02 Design, Development and Construction.
               Operator shall have the responsibility and authority for supervising the design, development and construction of the Project. Operator shall prepare or cause to be prepared as promptly as practicable after the date of this Agreement and Initial Licensing, all necessary preliminary plans and architectural, engineering, design and construction drawings and other construction documents for the Project. Subject to Sections 3.04, 3.05(d) and 3.07 above, Operator shall engage on behalf of the Company, reputable and qualified contractors, architects, engineers, designers or other professionals for the design, development and construction of the Project. Operator shall keep the Management Committee fully advised on a regular basis with respect to the status of such design, development and construction activities.
               4.03 Governmental Approvals.
               Operator shall have the responsibility and authority for preparing, filing and processing all applications to obtain all governmental licenses (including Licenses for the Company and the Project, but not including any Licenses for the individual Members), approvals, permits and entitlements on behalf of the Company necessary or appropriate for the design, development, construction, ownership and operation of the Project, the costs of which shall be borne by the Company. Each Member shall be responsible for preparing, submitting and processing its own
          License applications and the applications of any party required to submit an application due to its affiliation with a Member. The Members shall (and shall cause their respective constituent members and Affiliates to) act in good faith, cooperate with each other and furnish all documents and other information necessary to obtain the Licenses and such other licenses, approvals, permits and entitlements.
               4.04 Project Financing.
                    (a)  Circus Capital Contributions.
                    Circus shall contribute to the capital of the Company an amount equal to twenty percent (20%) of the approved Project Budget, but not to exceed twenty percent (20%) of the first $700 million of Project Cost (for the initial development and construction of the Project) as provided in Sections 5.01(b) and
          5.02 hereof.
                    (b)  Project Financing.
                    The Company intends to finance approximately 80%
          of the approved Project Budget (estimated financing of $560 million) with Construction Financing. Circus shall use its good faith best efforts to secure such Construction Financing for the Project to the extent possible on commercially reasonable terms through bank financing and to the extent bank financing is not available on commercially reasonable terms for some or all of such debt, Circus shall use its good faith best efforts to secure the balance of such debt through subordinated debt in the high yield market. Circus shall use its good faith best efforts to obtain non-recourse bank Construction Financing in the bank market at the lowest available cost (taking into consideration all of the material terms and conditions of such financing). If Circus deems it necessary or advisable to finance a portion of the Project Cost through subordinated debt financing, Circus may elect to provide such financing to the Company on terms below commercially available market terms. Notwithstanding anything to the contrary contained herein, in no event shall Circus be required to provide any financing from its available bank credit agreement or other debt sources. Circus shall have the authority to approve, after consultation with ACG, the terms of any Construction and/or
          Permanent Financing for the Project. Notwithstanding anything to the contrary contained herein, the terms of this Agreement and any other agreement between the Members shall be subject to the terms of any such Construction and/or Permanent Financing; provided however, that any such financing (i) shall not require the Members to adjust their respective Sharing Ratios in the Company and (ii) shall not be acceptable unless it permits the Company to make periodic Tax Distributions to the Members as contemplated in
          Section 6.03.  Unless otherwise Approved by the Management
          Committee, neither Member shall have any personal liability for repayment of such Construction Financing. Circus shall use its good faith best efforts to secure Permanent Financing for the Project.
                    (c)  Additional Project Costs.
                    The Operator, on behalf of the Company, will use its good faith best efforts to obtain third party financing to cover any Additional Project Costs. If in the opinion of the Operator, such third party financing is unavailable or if additional equity is required, then Circus shall make an Additional Capital
          Contribution in an amount equal to 20% of such Additional Project Costs (but not to exceed the difference between $140 million and the amounts contributed or to be contributed by Circus pursuant to
          Section 4.04(a) above), and the balance of such Additional Project Costs will be contributed by Circus and ACG as Additional Capital Contributions to the Company pursuant to Section 5.03, in proportion to their respective Sharing Ratios in the Company. Additional Project Costs (other than Cost Overruns) which would increase the Project Budget to an amount in excess of $700 million and which would require the Members to make Additional Capital Contributions pursuant to Section 5.03, shall require the affirmative vote of both Members pursuant to Section 3.06. Cost Overruns shall only require the approval of the Operator. Any other Additional Project Costs shall require the Approval of the Management Committee.
                    (d)  Refinancing.
                    If at any time the Company or the Project is encumbered with financing for which Credit Support is being provided by Circus or an Affiliate of Circus, the Company may, upon the affirmative vote of fifty percent (50%) or more of the Management Committee, cause such financing to be replaced (and such Credit Support to be fully released and extinguished) with new financing Approved by the Management Committee. Circus agrees that it will direct the Committee Members appointed by Circus to not unreasonably withhold their approval of such new financing provided that the terms and provisions of such new financing do not materially adversely affect the Company or the Project. In the event of a Deadlock within the Management
          Committee as to whether any such proposed new financing will materially adversely affect the Company or the Project, such Deadlock shall be resolved by arbitration pursuant to Section
          15.12.
               4.05 Compensation; Reimbursement.
                    (a)  Predevelopment Advances.
                    Any Project Costs incurred after May 1, 1997 and prior to Initial Licensing and Approved by the Management
          Committee, shall be borne 45% by Circus and 55% by ACG.
          Upon Initial Licensing, all such costs and expenses Approved by the Management Committee and borne by the Members shall be included in the Project Budget and shall be promptly reimbursed to the respective Members.
                    (b)  Project Costs and Operating Costs.
                    The Company shall pay all costs to develop and operate the Project, as set forth in the approved Project Budget and Operating Budgets, as amended from time to time. After Initial Licensing, any such Project Costs and Operating Costs incurred by a Member or its Affiliates and included in the approved Project Budget or an approved Operating Budget, shall be promptly paid or reimbursed to such Member or its applicable Affiliates.
                    (c)  Circus Management Personnel.
                    Circus may appoint from time to time, certain employees of Circus or its Affiliates to devote essentially full time to the day-to-day management and operation of the Project and may retain such employees on Circus payroll. In such event, the Company shall reimburse Circus for the out-of-pocket compensation (including salary, bonus, direct cost of health and retirement benefit plans but excluding stock options and other incentive compensation unless Approved by the Management
          Committee) paid to or on behalf of such employee for performing services to the Company on a full time basis. However, the Company shall not reimburse Circus for any time or expense associated with Circus personnel who do not perform full-time services on behalf of Company.
                    (d)  Management Fee.
                    During the first ten (10) years following Completion of Construction, Circus shall receive an annual Management Fee equal to 1.5 % of the first $700 million of approved Project Cost. The Management Fee shall be payable in monthly estimated installments in arrears, on or about the tenth day of each calendar month, subject to annual adjustment within thirty (30) days after the end of each Fiscal Year.
                    (e)  Certain Payments to ACG.
                         (i)  Pursuant to the Assignment
          Agrteement, Circus shall pay the sum of $5 million to ACG in respect of the assignment to Circus of an undivided interest of 99.99% in the Preference Rights, upon the earlier of (A) receipt by Circus of an opinion of legal counsel satisfactory to Circus that payment of such amount to ACG will not violate any present or proposed Legal Requirements relating to gaming or other activities to be conducted by the Company or its Members; or (B) a final non-appealable determination by the applicable Gaming Authorities that the Company will not obtain licensing in Michigan for reasons beyond the control of the Members.
                         (ii) Pursuant to the Assignment
          Agreement, upon Initial Licensing, but subject to compliance with all Legal Requirements including, if applicable, the issuance (at the cost of ACG) of a fairness opinion as contemplated in the proposed regulations of the Michigan Gaming Control Board, Circus shall pay the sum of $8 million to ACG, in respect of the assignment to the Circus of the Preference Rights.
                    (f)  Other Compensation.
                    Other than as set forth above, no Member or its Affiliates shall receive any management, consulting, development or license fees, commissions or other payments in connection with the acquisition, development or operation of the Project without the Approval of the Management Committee; provided however, that any increase in the Management Fee payable to Circus pursuant to Section 4.05(d) or any extension of its duration shall require Supermajority approval of the Management Committee.
               4.06 Intellectual Property.
               So long as Circus maintains a Membership Interest in the Company and the Company maintains an ownership interest in the Project, Circus will grant a royalty-free license to the Project to use the Circus Intellectual Property in connection with the operation of the Project; provided, however, if Circus is not the Operator of the Project but still maintains a Membership Interest in the Company and the Company still maintains an ownership interest in the Project, then Circus will enter into a royalty-free license agreement (upon and subject to customary terms and conditions) with the Company for the use of such proprietary items.
               4.07 Retail Space.
               It is intended that a portion of the Project be dedicated to retail use for operation of shops offering for sale at retail items typically offered for sale in similar first class casino and hotel complexes. In the event that the Management Committee elects to have such retail space competitively offered for lease to qualified operators of retail establishments that meet criteria established by the Management Committee, then, and in that event, ACG and its members will be given the opportunity to compete to be among the operators of such retail space.

          ARTICLE V

          CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
                    MEMBER LOANS
                              5.01 Initial Capital Contributions.
                    (a)  ACG.
                    ACG shall as its Initial Capital Contribution contribute to the Company ACG s interest in the Preference
          Rights, for which ACG shall receive a credit to its Capital Account of $100. In addition, ACG shall provide certain valuable services and cooperate with the Company in obtaining the License for the Project.
                    (b)  Circus.
                    Circus shall as its Initial Capital Contribution contribute to the Company Circus interest in the Preference
          Rights, for which Circus shall receive a credit to its Capital
          Account as follows: (i) $5 million upon full execution and delivery of this Agreement and satisfaction of the conditions set forth in Section 4.05(e)(i); and (ii) $8 million payable upon Initial Licensing and satisfaction of the conditions set forth in Section 4.05(e)(ii).
               5.02 Additional Capital Contributions - Circus.
               Circus shall make Additional Capital Contributions to or for the benefit of the Company in cash in an aggregate amount equal to twenty percent (20%) of the approved Project Budget (up to the first $700 million of approved Project Costs), less the amounts contributed or to be contributed pursuant to Section 5.01(b) above, from time to time after Initial Licensing, as needed to pay the Project Costs or at such later times as are determined by the Management Committee, but in no event shall such contributions be made later than the time advances are required under the terms of the Construction Financing.
               5.03 Additional Capital Contributions - Circus and
          ACG.
               If additional funds are required by the Company to pay
          Additional Project Costs and such funds are not available through third party financing or Circus Additional Capital Contributions as contemplated in Section 4.04(c), or if additional equity in the Company is otherwise necessary and has been approved by the Members if and to the extent such approval is required pursuant to
          Section 3.06(a), then each Member shall make Additional Capital Contributions in cash, in proportion to the Members respective Sharing Ratios, at such times and in such amounts as specified in written notices from the Management Committee to the Members.
               5.04 Temporary Casino Loan.
               If the Management Committee Approves and elects to proceed with a Temporary Casino, Circus shall make or cause to be made to the Company, loans in an aggregate amount equal to the Temporary Casino Cost (the Temporary Casino Loans ), which Loans (i) shall be advanced from time to time as needed to pay the Temporary Casino Costs, (ii) shall bear interest from the dates of advance until repaid at the Loan Rate, and (iii) shall be repaid in monthly installments beginning upon the opening of the Temporary Casino, equal to the sum of principal amortized over the estimated number of months of operation of the temporary casino, plus accrued but unpaid interest. Such monthly installments shall be paid or reserved for payment from first available cash of the Company (after payment or reservation for payment of the Tax Distributions pursuant to Sections 6.03(a)(i) and 6.03 (b)(i), but prior to the calculation and distribution of Distributable Cash pursuant to Sections 6.03(a)(ii) and 6.03(b)(iii).
               5.05 Advances by Members.
               If the Company does not have sufficient cash to pay its obligations, a Member, with the Approval of the Management
          Committee, may advance all or part of the needed funds to or on behalf of the Company, provided that the Management Committee shall grant to each other Member the right to advance a proportionate part (based upon the relative Sharing Ratios of each Member desiring to make an advance) of any funds described in this Section 5.05. Payment by any Member on account of liability as a matter of law for Company obligations is deemed to be an advance under this Section 5.05. An advance described in this
          Section 5.05 (i) constitutes a Member Loan from the Member making the advance to the Company, (ii) bears interest at the Loan Rate or such other interest rate as may be Approved by the Management Committee, from the date of the advance until the date of payment, (iii) is not a Capital Contribution, and (iv) shall be repaid or reserved for repayment from the first available cash of the Company in any Fiscal Year, after payment of principal and interest in respect of all Temporary Casino Loans and after payment or reservation for payment of Tax Distributions to the Members pursuant to Sections 6.03(a)(i) and 6.03(b)(i) and payment of the Management Fee pursuant to Section 6.03(b)(ii), but prior to any other distribution to the Members of Distributable Cash with respect to such Fiscal Year.
               5.06 Capital Accounts.
                    (a)  The Company shall establish an individual
          Capital Account for each Member. The Company shall determine and maintain each Member s Capital Account in accordance with Regulations Section 1.704-1(b)(2)(iv). The Capital Account of each Member shall be equal to the aggregate amount of cash contributed by such Member to the Company, increased by (i) the Agreed Value of property contributed by such Member to the Company (other than a promissory note by such Member who is the maker of such note), net of liabilities secured by such property that the Company assumes or takes the property subject to, (ii) the amount of any Company liabilities assumed by such Member other than liabilities secured by property distributed to such Member,
          (iii) such Member's distributive share of Profits of the Company and (iv) any items in the nature of income and gain which are excluded from the definitions of Profits and Losses and allocated to such Member, and reduced by (i) such Member's distributive share of Losses, (ii) the amount of any distributions of cash to such Member, (iii) the amount of liabilities of such Member assumed by the Company, other than liabilities secured by property contributed by such Member, (iv) the Agreed Value of property (net of liabilities assumed by such Member and liabilities to which such distributed property is subject) distributed to such Member, and (v) any items in the nature of deductions or losses which are excluded from the definitions of Profits and Losses and allocated to such Member.
                    (b) For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in the Members Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:
                         (i)  Except as otherwise provided in
          Regulations Section 1.7041(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under section 754 of the Code which may be made by the Company and, as to those items described in section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.
                         (ii) Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company s Carrying
          Value with respect to such property as of such date.
                         (iii)     In accordance with the requirements
          of section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed
          Property shall be determined as if the adjusted tax basis of such property on the date it was acquired by the Company were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.06(d) to the Carrying Value of any Company property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted tax basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the Management Committee may adopt.
                    (c) A transferee of a Membership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Membership Interest so transferred; provided, however, that, if the transfer causes a termination of the Company under section 708(b)(1)(B) of the Code, the Company s properties shall be deemed to have been distributed in liquidation of the Company to the Members (including any transferee of a Membership Interest that is a party to the transfer causing such termination) pursuant to Section 13.02 and recontributed by such Members in reconstitution of the Company. Any such deemed distribution shall be treated as an actual distribution for purposes of this Section 5.06. In such event, immediately prior to such deemed distribution the Carrying Values of the Company properties shall be adjusted pursuant to Section 5.06(d)(ii) and such Carrying Values shall then constitute the Agreed Values of such properties upon such deemed contribution to the reconstituted
          Company. The Capital Accounts of such reconstituted Company shall be maintained in accordance with the principles of this
          Section 5.06.
                    (d)  The Carrying Value of Company property
          and the Capital Accounts of the Members shall be adjusted in the following circumstances:
                         (i)  Consistent with the provisions of
          Regulations Section 1.701-l(b)(2)(iv)(f), on an issuance of additional Membership Interests for cash or Contributed Property (other than contributions by the Members pursuant to Sections
          5.01, 5.02 and 5.03) the Capital Accounts of all Members and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 6.04. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Membership Interests shall be determined by the Management
          Committee using such reasonable method of valuation as it may adopt. The Management Committee shall allocate such aggregate value among the assets of the Company (in such manner as it determines in its sole discretion to be reasonable) to arrive at a fair market value for individual properties.
                         (ii) In accordance with Regulations
          Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Member of any Company property (other than a distribution solely of cash that is not in redemption or retirement of a Membership Interest), the Capital Accounts of all Members and the Carrying Value of such Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Members, at such time, pursuant to Section 6.04. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall be determined and allocated by the Management Committee or the liquidator, as appropriate, using such reasonable method of valuation as it may adopt.
                    (e) Capital Accounts shall be adjusted, in a manner consistent with this Section 5.06, to reflect any adjustments in items of the Company s income, gain, loss or deduction that result from amended returns filed by the Company or pursuant to a binding agreement by the Company with the Internal Revenue Service or a final court decision.
                    (f)  The foregoing provisions and the other
          provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-
          1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations.
               5.07 No Withdrawal.
               The Company shall not be obligated to redeem or repurchase the Membership Interest of any Member. No Member shall be entitled to withdraw any part of its Additional Capital Contribution, except as provided in Section 5.08(a), or to receive any distributions from the Company except as expressly provided herein or by law. In no event shall any Member have the right to redeem or receive any assets of the Company other than cash. A
          Member shall not be entitled to receive any additional withdrawal distribution under Section 305 of the Act except as provided in this Agreement.
               5.08 Member Failure to Advance.
               In the event a Member fails to advance to the Company the full amount of a Capital Contribution which such Member is obligated to advance in accordance with the provisions of Sections 5.01, 5.02 or 5.03 (a Defaulting Member ), then the other
          Member, provided it is a Non-Defaulting Member, shall have the right (but shall not be obligated), exercisable upon at least thirty
          (30) days prior written notice to the Defaulting Member at any time following the date (the Funding Date ) the Members were required to fund such Capital Contributions, but only so long as the Defaulting Member shall continue to be a Defaulting Member hereunder, to elect any of the following remedies, any of which may be instituted by the Non-Defaulting Member for its own account, or on behalf of the Company, as appropriate; provided however, that if Circus is the Defaulting Member and such default consists of the failure of Circus to duly and timely make its Initial Capital Contributions and Additional Capital Contributions pursuant to Sections 5.01(b) and 5.02, then the sole and exclusive remedies of the Non-Defaulting Member shall be as set forth in
          Section 5.08(b), Section 5.08(c) (but only to make Member Loans and not to make Additional Capital Contributions or to otherwise take any action which might have the effect of diluting Circus
          Sharing Ratio in the Company) and Section 5.08(d):
                    (a)  To cause the Company to return to the Non-
          Defaulting Member the full amount of the Additional Capital Contribution under Section 5.03 previously advanced to the Company by the Non-Defaulting Member with respect to the relevant Funding Date, such refund to be made immediately upon written demand therefor from the Non-Defaulting Member; or
                    (b) In lieu of the provisions of subsection (a) above, cause the Company to institute and prosecute appropriate arbitration proceedings pursuant to Section 15.12 hereof, to compel the Defaulting Member to make the full Capital Contribution required hereunder. The Defaulting Member shall indemnify and hold harmless the other Members and the Company from and against any and all costs and expenses (including legal fees and disbursements) incurred in instituting and prosecuting any such proceeding, and the amount thereof may be recovered by the Company and the Non-Defaulting Member as part of the judgment entered in the proceedings brought to enforce the obligation of the Defaulting Member. The amount which may be recovered by the Company in connection with any such proceedings shall be the amount of the Additional Capital Contribution as to which the Defaulting Member is in default together with interest at the Default Rate from the due date thereof until recovery, such interest to inure to the benefit of the Non-Defaulting Member as liquidated damages and not as a penalty; or
                    (c) Whether or not arbitration proceedings are instituted pursuant to subsection (b) above, but in lieu of the provisions of subsection (a) above, the Non-Defaulting Member may (but shall not be obligated to) advance to the Company an additional sum equal to (but not less than) the difference between the full amount of the Additional Capital Contribution which the Defaulting Member was required to advance to the Company and the actual amount thereof, if any, so advanced by the Defaulting Member (said difference being herein referred to as the Unfunded Balance ). If the Non-Defaulting Member elects to advance an additional amount equal to the Unfunded Balance to the Company, it shall, concurrently therewith, elect, by notice in writing to the Company and the Defaulting Member, to treat the additional advance either as a Default Loan (as described in Section 5.09) or as an Additional Capital Contribution to the Company, or any combination of Default Loan and Additional Capital Contribution.
          If the Non-Defaulting Member elects to treat all or part of the additional advance as an Additional Capital Contribution to the Company, then (i) the amount of such advance which is treated as an Additional Capital Contribution shall be credited to the Capital Account of the Non-Defaulting Member; and (ii) the Sharing
          Ratios of the Members shall be adjusted (provided, however, that the adjustment shall not affect the Capital Accounts of the Members), effective as of the date of the additional advance made by the Non-Defaulting Member, as follows:
                         (i)  The Sharing Ratio of the Non-
          Defaulting Member shall be equal to the percentage determined by dividing the sum of all Additional Capital Contributions made by the Non-Defaulting Member pursuant to Section 5.03 plus one hundred fifty percent (150%) of all Additional Capital
          Contributions then and theretofore made by the Non-Defaulting
          Member pursuant to this Section 5.08(c) (including, but not limited to, the Additional Capital Contribution made hereunder with respect to the Funding Date in question) by the sum total of all Additional Capital Contributions to the Company made by all Members pursuant to Section 5.03 and pursuant to this Section
          5.08(c), provided, however in no event shall the Sharing Ratio of the Non-Defaulting Member exceed ninety-nine percent (99%);
                         (ii) The Sharing Ratio of the Defaulting
          Member shall be an amount equal to one hundred percent (100%) less the Sharing Ratio of the Non-Defaulting Member, as adjusted pursuant to clause (i) above; or
                    (d) Whether or not arbitration proceedings are instituted pursuant to subsection (b) above but in lieu of the provisions of subsections (a) and (c) above, the Non-Defaulting
          Member may (but shall not be obligated to) purchase the entire Membership Interest of the Defaulting Member for a Buy-Out
          Price equal to the sum of (i) eighty percent (80%) of the Adjusted Capital Contribution Account of the Defaulting Member and (ii) one hundred percent (100%) of the outstanding balance of principal and accrued interest due to the Defaulting Member in respect of any Member Loans. If ACG is the Defaulting Member, the Buy-
          Out Price shall be payable in cash within ninety days (90) after the election of Circus to purchase ACG s Membership Interest. If
          Circus is the Defaulting Member, the Buy-Out Price shall be payable pursuant to a promissory note executed by ACG, bearing interest at the Loan Rate, payable in sixty (60) equal monthly installments of principal plus accrued but unpaid interest beginning on the first day of the calendar month next following the date of closing. In addition, and as a condition precedent to such purchase if ACG is purchasing Circus Membership Interest, ACG shall cause Circus and its Affiliates to be released from and relieved of all personal guaranties, personal liability and other Credit Support relating to any then-outstanding Construction Financing or Permanent Financing relating to the Project or the Temporary
          Casino. The closing of the purchase transaction shall take place within ninety (90) days after written notice from the Non-
          Defaulting Member to the Defaulting Member.
               5.09 Default Loans.
                    (a) If the Non-Defaulting Member shall elect to advance a Default Loan as contemplated by Section 5.08 (the
           Default Loans ), the amount of such advance shall be made to the Company but shall, for all purposes, be deemed a loan made to and on behalf of the Defaulting Member to enable the Defaulting Member to make its required Additional Capital Contribution. Default Loans shall bear interest at the Default Rate, and, if not sooner paid, the outstanding principal amount thereof, together with accrued and unpaid interest thereon, shall be due and payable in full on the Liquidation Date in accordance with the priorities set forth in Article XIII. In order to secure the payment of the Default Loans, and interest thereon, the Defaulting Member shall be deemed to have granted to the Non-Defaulting Member a security interest in the Membership Interest of the Defaulting
          Member and shall be deemed to have constituted and appointed the Non-Defaulting Member, or any officer, agent, employee, or Affiliate of the Non-Defaulting Member designated by the Non-Defaulting Member, as the true and lawful agent and attorney-in-fact for the Defaulting Member with full power of substitution and with the full right, power and authority to execute such financing statements, continuation statements and other similar instruments and documents reasonably necessary in order to perfect the security interest herein granted.
                    (b)  The making of a Default Loan by the Non-
          Defaulting Member shall not relieve the Defaulting Member of its obligation to make the Additional Capital Contribution, or the portion thereof as to which it is in default. The Non-Defaulting Member shall have the right at any time that a Default Loan is outstanding, to elect the remedies set forth in Section 5.08(b), in which event the recovery shall first be applied in payment of outstanding Default Loans and interest thereon. In addition, the Non-Defaulting Member shall have the right, at its election and without further action of the Management Committee, to contribute to the Company, at any time or from time to time, an amount not to exceed the principal amount of the Default Loans outstanding, together with any accrued and unpaid interest thereon, the amount thereof to be treated as though an Additional Capital Contribution had been made to the Company pursuant to Section 5.08(c) with an adjustment to the Sharing Ratios of the Members with respect to the amount so contributed as contemplated by Section 5.08(c), in which event, however, the Default Loan, and all accrued and unpaid interest thereon, shall be deemed to have been paid in full.
               5.10 Status as Defaulting Member.
               A Defaulting Member shall cease to be such on the earlier to occur of (i) payment of the required Capital Contribution, and any required interest in full prior to any funding on behalf of the Defaulting Member by the Non-Defaulting Member; (ii) if a
          Default Loan has not been advanced by the Non-Defaulting
          Member, an election by the Non-Defaulting Member to treat its contribution on behalf of the Defaulting Member as an Additional Capital Contribution to the Company and to adjust the Sharing
          Ratios accordingly; and (iii) if a Default Loan has been advanced by the Non-Defaulting Member, upon payment thereof, and interest thereon in full, or upon deemed payment thereof by contribution of the amount thereof to the capital of the Company by the Non-Defaulting Member. Notwithstanding the foregoing, and except as otherwise expressly approved in writing by the Non-Defaulting Member, a Defaulting Member shall not be entitled to cure its default and to be reinstated as a Member in good standing in the Company if the Non-Defaulting Member has delivered a written notice of exercise of the right to purchase the Defaulting Member s Membership Interest pursuant to Section 5.08(d) and such default has not been cured within ten (10) days after delivery of such written notice.
               5.11 No Third Party Beneficiaries.
               The right or obligation of any Member to make any Capital Contribution or any Default Loan, or otherwise to do, perform, satisfy or discharge any liability or obligation of any Member hereunder, or to pursue any other right or remedy hereunder or as provided at law or in equity, shall not confer any right or claim upon or otherwise inure to the benefit of any creditor or other third party having dealings with the Company or any Member, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. The rights or obligations of the Members herein set forth, including, without limitation, the obligation or right to make Capital Contributions or the right to make Default Loans shall not be deemed an asset of the Company, may not be sold, transferred or assigned by the Company in connection with any sale or transfer of a Membership Interest made in accordance with the provisions of this Agreement, and may not be pledged or encumbered to secure any debt or other obligation of the Company or of the Members.

     ARTICLE VI

          SHARING RATIO; CASH DISTRIBUTIONS;
           ALLOCATIONS OF PROFIT AND LOSS
                              6.01 Sharing Ratios
               The Members shall have the following initial Sharing Ratios in the Company:
                                   ACG       55%
                                   Circus    45%
               6.02 Periodic Determination of Distributable Cash
                    (a) The Management Committee shall review on a monthly basis the cash flow of the Company and, consistent with prudent business practices, shall determine the amounts, if any, of funds available for designation and distribution as Distributable Cash.
                    (b) All such distributions shall be made only to the Persons who, according to the books and records of the Company, are the holders of record of the Membership Interests in respect of which such distributions are made on the actual date of distribution. To the greatest extent permitted by law, neither the Company nor any Committee Member shall incur any liability for making distributions in accordance with this Article VI.
                    (c)  In determining Distributable Cash From
          Temporary Casino with respect to each Fiscal Year, the Management Committee shall set aside as a reserve to be used by the Company to reduce the Construction Financing for the Project, an amount equal to a specified percentage of funds in excess of the Tax Distribution with respect to such Fiscal Year, that would otherwise be available as Distributable Cash From Temporary
          Casino. Such specified percentage shall be Approved by the Management Committee at the time it elects to proceed with development of a Temporary Casino.
                    (d) A Member, regardless of the nature of the Member s Capital Contribution, has no right to demand and receive any distribution from the Company in any form other than cash. No Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members. Except upon a dissolution and the winding up of the Company, no Member may be compelled to accept a distribution of any asset in kind.
               6.03 Distribution of Distributable Cash
                    (a) Distributable Cash From Temporary Casino with respect to each Fiscal Year shall be distributed to the Members in the following order of priority:
                         (i)  First, to each Member an amount
          equal to (or in proportion to if less than) such Member s Tax Distribution with respect to such Fiscal Year; and
                         (ii) Second to the Members in accordance with their respective Sharing Ratios.
                    (b)  Distributable Cash From Operations with
          respect to each Fiscal Year shall be distributed to the Members in the following order of priority:
                         (i)  First, to each Member an amount
          equal to (or in proportion to if less than) such Member s Tax Distribution with respect to such Fiscal Year, but without duplication of any amounts distributed pursuant to Section
          6.03(a)(i) with respect to such Fiscal Year;
                         (ii) Second, to Circus, an amount equal
          to its Management Fee with respect to such Fiscal Year and the accrued but unpaid portion of its Management Fee with respect to any prior Fiscal Year; and
                         (iii)     Third, to the Members in accordance
          with their respective Sharing Ratios.
               6.04 Determination and Allocation of Profits and
          Losses
                    (a) Losses of the Company for each Fiscal Year shall be allocated to the Members in the following order of priority:
                         (i)  First, to each Member, an amount
          equal to (or in proportion to if less than) the excess, if any of the cumulative amount of Profits previously allocated to such Member pursuant to Section 6.04(b)(vi) over the cumulative amount of Losses previously allocated to such Member pursuant to this
          Section 6.04(a)(i);
                         (ii) Second, to each Member, an amount
          equal to (or in proportion to if less than) the excess, if any of the cumulative amount of Profits previously allocated to such Member pursuant to Section 6.04(b)(v) over the cumulative amount of Losses previously allocated to such Member pursuant to this
          Section 6.04(a)(ii);
                         (iii) Third, Circus, an amount equal to the excess, if any of the cumulative amount of Profits previously allocated to Circus pursuant to Section 6.04(b)(iv) over the cumulative amount of Losses previously allocated to Circus pursuant to this Section 6.04(a)(iii);
                         (iv) Fourth, to each Member, an amount
          equal to (or in proportion to if less than), in the case of ACG , its positive Capital Account balance and, in the case of Circus, the excess, if any, of its positive Capital Account balance over the aggregate amount of its Capital Contributions pursuant to Sections
          5.01 and 5.02, in each case after adjustment of such Member s
          Capital Account for any Losses allocated to such Member pursuant to Sections 6.04(a)(i), (ii) and (iii);
                         (v)  Fifth, to each Member, an amount
          equal to (or in proportion to if less than) such Member s positive Capital Account balance, after adjustment of such Member s
          Capital Account for any Losses allocated to such Member pursuant to Sections 6.04(a)(i), (ii), (iii) and (iv); and
                         (vi) Sixth, to the Members, pro rata in
          accordance with their respective Sharing Ratios.
                    (b) Profits of the Company for each Fiscal Year shall be allocated to the Members in the following order of priority:
                         (i)  First, to each Member, an amount
          equal to (or in proportion to if less than) the excess, if any of the cumulative amount of Losses previously allocated to such Member pursuant to Section 6.04(a)(vi) over the cumulative amount of Profits previously allocated to such Member pursuant to this
          Section 6.04(b)(i);
                         (ii) Second, to each Member, an amount
          equal to (or in proportion to if less than) the excess, if any of the cumulative amount of Losses previously allocated to such Member pursuant to Section 6.04(a)(v) over the cumulative amount of Profits previously allocated to such Member pursuant to this
          Section 6.04(b)(ii);
                         (iii)     Third, to each Member, an amount
          equal to (or in proportion to if less than) the excess, if any of the cumulative amount of Losses previously allocated to such Member pursuant to Section 6.04(a)(iv) over the cumulative amount of Profits previously allocated to such Member pursuant to this
          Section 6.04(b)(iii);
                         (iv) Fourth, to Circus, an amount equal to (or in proportion to if less than) the excess, if any of the cumulative amount of the Management Fee Allocation with respect to such Fiscal Year and all prior Fiscal Years over the cumulative amount of Profits previously allocated to Circus pursuant to this
          Section 6.04(b)(iv);
                         (v)  Fifth, to each Member, an amount
          equal to (or in proportion to if less than) the excess, if any of the cumulative amount of Distributable Cash distributed to such Member pursuant to Section 6.03 with respect to such Fiscal Year and all prior Fiscal Years over the cumulative amount of Profits previously allocated to such Member pursuant to Section
          6.04(b)(iv) and this Section 6.04(b)(v); and
                         (vi) Sixth, to the Members, pro rata in
          accordance with their respective Sharing Ratios.
               6.05 Tax Regulatory Provisions
                    (a)  Notwithstanding the provisions of Section
          6.04(a), in no event shall any allocation of Losses (or any other loss, deduction or Section 705(a)(2)(B) Expenditure) to any Member cause such Member to have or increase a deficit balance in its Adjusted Capital Account.
                    (b)  If a Member receives an adjustment,
          allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which creates or increases a deficit balance (taking into account distributions, other than distributions in liquidation of the Company, reasonably expected to be made) in such Member s Adjusted Capital Account (as provided in
          Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6)), the
          Company shall allocate items of income or gain (as those terms are used in Regulations Section 1.704-1(b)(2)(ii)(d)) to such Member in an amount and manner to eliminate the Member s Capital
          Account deficit attributable to such adjustment, allocation or distribution as quickly as possible.
                    (c)  If there is a net decrease in the Company s
          Minimum Gain during any Fiscal Year, each Member shall be allocated items of income and gain for such Fiscal Year equal to such Member s share of the net decrease in Minimum Gain during such Fiscal Year in accordance with Regulations Sections 1.704-
          2(f) and (g).
                    (d)  Any item of Company loss, deduction or
          Section 705(a)(2)(B) Expenditure that is attributable to Member Nonrecourse Debt shall be allocated to the Member or Members that bear the economic risk of loss with respect to such Member Nonrecourse Debt in accordance with Regulations Section 1.704-
          2(i). If there is a net decrease during any Fiscal Year in the minimum gain attributable to a Member Nonrecourse Debt (within the meaning of Regulations Section 1.704-2(i)(3)), then any Member with a share of the minimum gain attributable to such Member Nonrecourse Debt at the beginning of such Fiscal Year shall be allocated items of Company income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) equal to such Member s share of the net decrease in Member
          Nonrecourse Debt Minimum Gain as provided in Regulations
          Section 1.704-2(i)(4).
                    (e) In accordance with Section 704(c) of the Code and Regulations Section 1.704-1(b)(2)(iv)(d), income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between adjusted basis of such property to the Company and its initial
          Gross Asset Value.  In the event the Gross Asset Value of any
          Company property is adjusted (other than for Depreciation) subsequent allocations of income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property and its Gross Asset
          Value in the same manner as under Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocation shall be made by the Members in a manner that reasonably reflects the purpose and intention of this Agreement.
                    (f)  Recapture Income shall be apportioned
          among the Members, to the extent of Profits allocated to the
          Members, pro rata in accordance with the prior allocation of deductions to which such Recapture Income is attributable.
                    (g) If there is a Liquidation of the Company, the Capital Accounts of the Members shall be adjusted to reflect the actual or anticipated Profits or Losses allocable among the Members shall be adjusted in accordance with, or as if there had been, an actual disposition of the Company s property at its fair market value.
               6.06 Taxable Year and Accounting Method.
               Except as otherwise required by the Code or the Regulations, the Company s taxable year shall be the calendar year. The Company shall use the accrual method of accounting for federal income tax purposes.
               6.07 Tax Elections.
               Circus shall have the authority to make any election or other determination on behalf of the Company provided for under the Code or any provision of state or local tax law. In making such elections, Circus shall consider the interests of both Members as well as that of the Company.
               6.08 Tax Matters Partner.
               The Tax Matters Partner (within the meaning of Section 6231(a)(7) of the Code) of the Company shall be Circus. In the event of an administrative or judicial proceeding, the Tax Matters Partner shall regularly consult with ACG regarding all significant decisions affecting such proceeding. The Tax Matters Partner shall have the right to determine whether to challenge a final partnership administrative adjustment by initiating an action in the Tax Court or, if advised by counsel to do so and with the consent of ACG, in the United States District Court or the Claims Court.
               6.09 Tax Returns.
               Circus shall, at the cost of the Company, cause to be prepared and filed all necessary federal and state income tax returns for the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to Company operations that is necessary to enable the Company s income tax returns to be prepared and filed.

          ARTICLE VII

            INFORMATION AND TRADE SECRETS
                              7.01 Information.
               In addition to the other rights set forth in this Agreement, each Member is entitled to all information to which that Member is entitled to have access under applicable law.
               7.02 Trade Secrets.
               Each Member acknowledges that, from time to time, it may receive information from or regarding the Company in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the Company or Persons with which it does business or to other Members or their respective Affiliates. Each Member shall hold in strict confidence and not use (except for matters involving the Company) any confidential information such Member receives regarding the Company and may not disclose it to any Person other than another Member, except for disclosures (a) compelled by law (but the Member must notify the Management Committee promptly of any request for that information, before disclosing it if practicable), (b) to advisers or representatives of the Member or Persons to which that Member s Membership Interest may be Disposed as permitted by this Agreement, but only if the recipients have agreed to be bound by the provisions of this Section 7.02, or (c) of information that Member also has received from a source independent of the Company that the Member reasonably believes obtained that information without breach of any obligation of confidentiality.
          The Members acknowledge that breach of the provisions of this
          Section 7.02 may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this
          Section 7.02 may be enforced by specific performance.

          ARTICLE VIII

          BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS
                              8.01 Maintenance of Books; Financial Statements; Annual Audits.
               The books of account for the Company shall be maintained on an accrual basis in accordance with GAAP and the terms of this Agreement, except that the Capital Accounts of the Members shall be maintained in accordance with Section 5.06. The accounting year of the Company shall be the calendar year. The Company shall cause its financial statements to be audited annually by a big six firm of certified public accountants approved by a Supermajority of the Management Committee.
               8.02 Reports.
               The Company shall cause to be prepared or delivered such reports as the Management Committee shall from time to time deem appropriate. Financial reports shall be sent to the Members upon request, in accordance with the provisions of the Act. The Company shall bear the costs of all these reports.
               8.03 Accounts.
               The Company shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company name with financial institutions and firms that the Management Committee determines. The
          Company s funds shall not be commingled with the funds of any Member.
               8.04 Required Records.
               The Company will maintain at its principal place or business the following records:
                    (a) A current list of the full name and last known address of each Member and each Management Committee
          Member;
                    (b) A copy of the Articles, together with any amendments to the Articles;
                    (c) A copy of this Agreement as executed by the Members, together with all amendments to this Agreement and all records of the admission of Members, the Disposition of Membership Interests, and the admission of Substitute Members;
                    (d) Copies of the Company s federal, state and local income tax returns and reports, if any, for the three (3) most recent calendar years;
                    (e) Copies of any financial statements of the Company for the three (3) most recent calendar years;
                    (f)  Records (including minutes and written
          consents) evidencing authorization of Company action; and
                    (g)  Copies of records that would enable a
          member to determine each Member s relative Capital Contribution, Membership Interest and Sharing Ratios.
               8.05 Access to Required Records.
                    (a) After giving reasonable advance notice to the Company, any Member may inspect and review the Required
          Records and may, at the Member s sole cost and expense, having the Company make copies of any portion or all of the records.
                    (b) Unless the Company agrees otherwise, all Member access to the Required Records must take place during the Company s regular business hours. The Company may impose additional reasonable conditions and restrictions on Members access to the Required Records, including specifying the amount of advance notice a Member must give and the charges imposed for copying.

          ARTICLE IX

                    ASSIGNEES; SUBSTITUTE MEMBERS;
          ADDITIONAL MEMBERS; WITHDRAWAL
                         9.01 Rights of Assignees.
               The Assignee of a portion of an initial Member s
          Membership Interest has no right to appoint Committee Members to the Management Committee or to otherwise participate in the management of the business and affairs of the Company or to become a Member.  Such Assignee is not entitled to vote, consent to or approve any matter for which this Agreement provides such right to a Member (such right being reserved to the assigning
          Member until the Assignee has been admitted as a Substitute
          Member) and is entitled to receive only those distributions to which the assigning Member would have been entitled, and to be allocated the Profits and Losses attributable to the Membership Interest assigned to it.
               9.02 Admission of Substitute Members.
               Subject to Article XII, an Assignee (and any subsequent
          Assignee) of all of an initial Member s Membership Interest shall be admitted as a Substitute Member and substituted to all of the rights of the assigning Member upon written request to (but without the necessity for approval of) the Management Committee.
          An Assignee (and any subsequent Assignee) of a portion of an initial Member s Membership Interest may be admitted as a
          Substitute Member and substituted to all of the rights of the assigning Member with respect to the Membership Interest so assigned, but only with Supermajority approval of the Management Committee, which approval may be granted or withheld in its sole and absolute discretion. In either event, if so admitted, the Substitute Member has all the rights and powers and is subject to all the restrictions and liabilities of the assigning Member. The assignment of all or a portion of a Membership Interest or the admission of a Substitute Member, unless otherwise approved by a Supermajority of the Management Committee, shall not release the Member assigning the Membership Interest from any liability to the Company that may exist prior to the approval.
               9.03 Admission of Additional Members.
               The Management Committee, may permit the admission of
          Additional Members upon such terms and conditions as shall be approved by a Supermajority of the Management Committee.
               9.04 Withdrawal.
               No Member shall have the right to withdraw from the
          Company or to demand a return of its Capital Contribution at any time except as provided in Sections 5.08(a) or 9.06, or upon termination and dissolution of the Company, without the written consent of the other Member. However, a Person shall cease to be a Member upon the happening of any of the following events:
                    (a)  the withdrawal of a Member with the consent
          of the other Member.
                    (b)  a Member becoming a Bankrupt Member or
          a Dissolved Member;
                    (c)  a Member assigning its entire Membership
          Interest to a Substitute Member pursuant to Section 9.02.
               9.05 Rights of Withdrawing Member.
               In the event any Member withdraws prior to the dissolution and winding up of the Company, the withdrawing Member (or its liquidator, trustee or receiver, as the case may be) shall thereafter hold the Membership Interest as an Assignee and shall not be entitled to receive any additional withdrawing distribution under
          Section 305 of the Act.
               9.06 Circus Limited Right to Withdraw.
                    (a)  The Members acknowledge that, as of the
          date of this Agreement, the Michigan Gaming Control Board has proposed regulations containing certain provisions which, if adopted in their present form, would materially adversely affect the business and affairs of the Company, Circus, CCEI and their Affiliates. Circus has used, and will continue to use, its good faith best efforts to urge the Michigan Gaming Control Board to eliminate or substantially modify such adverse provisions in the final regulations.
                    (b)  Notwithstanding anything to the contrary
          contained in this Agreement, if Circus determines, in its
          reasonable judgment, that the initial final rules issued by the Michigan Gaming Control Board are likely to materially adversely affect the conduct of the business and affairs of a publicly-traded company which conducts gaming operations in Nevada and other jurisdictions in the United States, Circus shall have the absolute right, upon written notice to ACG within thirty days (30) after the promulgation of such initial final rules, to withdraw from the Company. In such event, ACG shall be entitled to retain the $5 million paid by Circus to ACG pursuant to Section 4.05(e)(i), but neither Circus, CCEI nor any of their respective Affiliates shall have any other or further liability or obligation of any nature whatsoever under or with respect to this Agreement or the subject matter hereof except the payment of its proportionate share of approved expenses incurred to the date of Circus notification of intent to withdraw. At the request of ACG, Circus shall execute and deliver such instruments as may be reasonably necessary to transfer its Membership Interest in the Company, without recourse or liability, to ACG or its designees. If at the time of Circus withdrawal, the Company, Circus or CCEI own any work product or other property which was generated or acquired in whole or in part with funds contributed or advanced by Circus or CCEI in connection with the Project, and if ACG or an Affiliate intends to proceed with the development of the Project, either alone or in concert with others, and such work product or other property will be used or useful by ACG or its successors in connection with the development and operation of the Project, such property shall become or remain the property of the Company or ACG or its designees upon the payment by Company or ACG of ACG s
          proportionate share of outside vendor costs in respect of such work product or other property within sixty days (60) after written demand.  In the event Circus withdraws pursuant to this Section
          9.06, neither CCEI nor any of its Affiliates (which for purposes hereof shall mean an entity in which at least 25% of the voting
          interest is owned and controlled by CCEI)   shall acquire any
          interest in a casino licensed under the Michigan Gaming Control and Revenue Act or within fifty (50) miles of the Project for a period of five (5) years after such withdrawal.

          ARTICLE X

                    LOSS OF LICENSE
                         10.01     Loss of License.
               A Loss of License shall mean any denial, failure to be found suitable or qualified, revocation, suspension (for a period in excess of three (3) days) or non-renewal of any License, or threat of any of the foregoing, whether resulting from any judicial or administrative proceeding, or otherwise, and which results, directly or indirectly, from any act or omission of any Member, or any Affiliate of a Member (including, for purposes of this Section, the members, shareholders, employees, agents, officers or directors of any of the Members, or their respective members or equity participants or any person or entity with whom such party has had business or other dealings), including, the commission of any crime or other act deemed inconsistent with the holding of a License, or the association or affiliation with unsuitable persons or entities, whether or not the allegations with respect thereto are true in fact, or the failure of any such Member or Affiliate to cooperate with the Gaming Authorities to the satisfaction of such Gaming Authorities. No Loss of License shall be deemed to have occurred so long as proceedings with respect thereto are being contested with due diligence and in good faith by the Company, or the person or entity affected thereby, provided that, during the pendency of such proceedings, the Company is able to continue gaming operations on an uninterrupted basis and without additional restrictions with respect thereto. A Loss of License, however, shall be deemed to have occurred notwithstanding that additional rights of appeal or contest may be available if, as a result of any such action, gaming operations by the Company or by Circus or its Affiliates are prohibited or materially restrained, limited or restricted. For purposes of the below provisions of this Article X, the Responsible Member shall mean the Member (either Circus or ACG, as applicable) which is, or whose Affiliate is, responsible for the Loss of License and the Non-Responsible Member shall mean the other Member.
          If the Loss of License results from the acts or omissions of one or more Affiliates of both Members, then each Member shall be a Responsible Member with respect to the Affiliate whose acts or omissions were responsible for the Loss of License, and each Member shall also be deemed a Non-Responsible Member with respect to the same act or omission, and each shall separately have the right to invoke the provisions hereinafter set forth.
               10.02     Buy-Out Provisions Relating to Loss of License.
                    (a) If a Loss of License shall occur, then, within thirty (30) days after written notice from the Company or the Non-Responsible Member, or such lesser period as required by any applicable Gaming Authorities, the Responsible Member shall, subject to approval of any applicable Gaming Authorities, transfer its Membership Interest to one of its constituent members or to an Affiliate of such Member or constituent member, who is qualified to obtain and hold a License. If such transfer does not occur within said cure period, the Responsible Member shall transfer its Membership Interest to the Company (or, at the written direction of the Company, directly to a designee of the Non-Responsible Member). In the event of such transfer to the Company or such designee, the Buy-Out Price payable to the Responsible Member for its Membership Interest shall be the lesser of (i) the amount approved by the Gaming Authorities or (ii) an amount determined as follows:
                         (i)  If ACG is the Responsible Member,
          the Buy-Out Price shall be an amount equal to the sum of (A)
          100% of the Net Book Value of ACG s Membership Interest, and
          (B) the outstanding balance of principal and accrued interest due to ACG in respect of any Member Loans, payable in cash at the closing.
                         (ii) If Circus is the Responsible Member, the Buy-Out Price shall be a principal amount equal to the sum of
          (A) Circus Adjusted Capital Contribution Account, determined as of the last day of the month preceding the date of closing, and (B) the outstanding balance of principal and accrued interest due to Circus or its Affiliates in respect of any Member Loans. The Buy-Out Price shall be payable pursuant to a promissory note executed by the Company and the Non-Responsible Member, bearing interest at the Loan Rate, payable in sixty (60) equal monthly installments of principal plus accrued but unpaid interest beginning on the first day of the calendar month next following the date of closing. In addition, and as a condition precedent to such buy-out, the Company and the Non-Responsible Member shall cause Circus and its Affiliates to be released from and relieved of all personal guarantees, personal liability and other Credit Support relating to any then-outstanding Construction Financing or replacement financing relating to the Project or the Temporary Casino.
               (b) The closing of the buy-out transaction shall take place within thirty (30) days after notice from the Company. Each Member shall execute and deliver all documents and take all actions as either Member may deem reasonably necessary or advisable (consistent with the provisions of this Agreement), to effect such buy-out transaction.

    ARTICLE XI

                      BANKRUPT MEMBER
                         11.01     Membership Interest.
                    (a) If any Member becomes a Bankrupt Member, the Company shall have the option, exercisable by notice from the Company to the Bankrupt Member (or its representative) at any time prior to the 180th day after receipt of notice of the occurrence of the event causing it to become a Bankrupt Member, to buy, and on the exercise of this option the Bankrupt Member or its representative shall sell, its Membership Interest.
                    (b) The purchase price shall be the lesser of (i) the amount approved by the applicable Gaming Authorities or (ii) an amount equal to the Fair Market Value of the Membership
          Interest, taking into account any sums owed to the Bankrupt
          Member by the Company or by the Bankrupt Member to the Company. The Bankrupt Member and the Company each shall pay one-half of the costs of the appraisal. The Company shall pay the Fair Market Value as so determined in eight (8) equal quarterly cash installments, the first due on the first day of the calendar quarter next following the closing, and the remainder (together with accumulated interest on the amount unpaid at the Loan Rate) shall be due on the first day of each calendar quarter thereafter until paid in full.
                    (c)  The payment to be made to the Bankrupt
          Member or its representative under this Section 11.01 is in complete liquidation and satisfaction of all the rights and interest of the Bankrupt Member and its representative (and of all Persons claiming by, through, or under the Bankrupt Member and its representative) in and in respect of the Company, including, without limitation, any Membership Interest, any rights in specific Company property, and any rights against the Company and (insofar as the affairs of the Company are concerned) against the Members.
                    (d) If an event requiring a winding up of the Company occurs before the purchase price for the Company is determined under Section 11.01(b), then the purchase and sale shall not occur. Instead, the Bankrupt Member or its successor shall be entitled to receive in the liquidation of the Company the same amount that Person would have received had the Bankrupt
          Member continued to be a Member or not become a Bankrupt
          Member.

   ARTICLE XII

                    DISPOSITIONS OF INTERESTS
                 12.01     Restrictions on the Disposition of a Membership
          Interest.
                    (a)  Except as otherwise expressly provided
          herein, no Member may Dispose of all or any portion of its
          Membership Interest, nor may ZRX or AEA Dispose of all or any
          portion of its membership interest in ACG, nor may the beneficial owners of ZRX or AEA Dispose of any of their respective ownership interests in ZRX or AEA, without complying with the provisions of Sections 12.02 and 12.03 hereof. For purposes of this Article XII, but for no other purposes, (i) ZRX and AEA and their respective constituent members shall be treated as
           Members,  (ii) the membership interests of ZRX and AEA in
          ACG shall be treated as Membership Interests, and (iii) the membership interests in ZRX and AEA shall be treated as
           Membership Interests.   In the event ZRX or AEA (or a
          constituent member of such entity) is the transferring Member pursuant to Section 12.03 and Circus elects to purchase all or a portion of the Offered Interest, Circus shall not acquire a membership interest in ACG or such other entity, but in such event, ACG s Sharing Ratio shall be proportionately reduced and Circus Sharing Ratio shall be appropriately increased, and (ii) the number of Management Committee Members to be appointed by ACG shall be decreased, and the number of Management
          Committee Members to be appointed by Circus shall be increased, by one (1) seat for each additional ten percent (10%) of Sharing
          Ratio acquired by Circus. (For example: Assume (i) AEA is the transferring Member , (ii) ZRX declines to acquire any of AEA s interest, (iii) Circus elects to acquire all of AEA s interest, and
          (iv) at the date of transfer AEA s beneficial ownership interest in ACG is 36.36%, which equates to a 20% Sharing Ratio in the Company [.3636 x .55 = .20]. In such event, this Agreement shall be deemed amended so that (i) the Sharing Ratio of Circus shall be increased from 45% to 65% and the Sharing Ratio of ACG shall be reduced from 55% to 35% and (ii) the number of Committee Members appointed to the Management Committee by Circus and ACG shall be 8 and 4, respectively.)
                    (b) Notwithstanding anything to the contrary contained herein, for purposes of this Article XII, a Disposition shall not include (and the provisions of Sections 12.02 and 12.03 shall not apply to) (i) a transfer by Circus to its parent or any wholly-owned Affiliate of its parent or in connection with the sale or transfer of substantially all of the assets of Circus or its parent (including without limitation, any transfer by merger, consolidation, stock sale, or the like); (ii) a transfer by ACG to an entity that is beneficially owned by the same Persons who presently own ACG and in the same percentage as are presently owned by such Persons; (iii) a transfer of any ownership interest in ZRX or AEA (A) to another Person owning an interest in such entity as of the date hereof, (B) to a trust (or similar vehicle) for the benefit of the family of the transferor, (C) to the beneficiaries or devisees upon the death of a transferor, (D) in connection with the entry of a divorce decree for or against a transferor, (E) to a corporation, partnership, limited liability company, trust or other entity, the ownership or beneficiaries of which are comprised wholly of and limited to the transferors and/or their legal/beneficial owners, (F) as a result of the death or permanent disability of a transferor, or (G) to the beneficial owners of entities who are members upon the dissolution of the entity; (iv) or a transfer of the ownership interest in a Member if such transfer is incident to a transfer by the ultimate parent corporation of such Member of substantially all of its gaming assets; or (v) a transfer to create a security interest, or the acquisition by an institutional investor (as defined in Regulation 16.010 of the Nevada Gaming Control Act) pursuant to the exercise of rights under a bona fide security interest; provided that such Member shall give notice to the Company and the other Members upon completion of such transaction and shall provide to the Company and the other
          Members, to the extent requested, as a condition to the transferee being admitted as a Substitute Member, and in compliance with
          Section 9.02, an opinion of counsel to the effect that such transfer shall not result in the Company being characterized for federal income tax purposes as an association taxable as a corporation.
                    (c) Except as contemplated by Articles X and XI, the Company shall not recognize for any purpose any purported Disposition of all or part of a Membership Interest unless and until the other applicable provisions of this
          Section 12.01 and the provisions of Sections 12.02 and 12.03 have been satisfied.
                    (d) For the right of a Member to Dispose of all or any portion of a Membership Interest or of any Person to be admitted to the Company in connection with such a Disposition to exist or (subject to the other provisions of this Article XII) be exercised, (i) either (A) such Membership Interest subject to the Disposition or admission must be registered under any applicable federal or state securities laws or (B) the Disposition or admission must be exempt from registration under those laws and (ii) the Disposition or admission, when added to the total of all other sales, assignments, or other Dispositions within the preceding 12 months, must not result in the Company s being considered to have terminated within the meaning of section 708(b) of the Code. The Management Committee, however, may waive the requirements of this Section 12.01(d).
                    (e) The Member effecting a Disposition and any Person admitted to the Company in connection with that Disposition shall pay, or reimburse the Company for, all costs incurred by the Company in connection with the Disposition or admission.
                    (f) The provisions of this Article XII shall supersede any conflicting provisions in the operating agreements or other applicable governing documents of ACG, AEA and ZRX.
                    (g)  Unless otherwise approved by ACG, or
          permitted pursuant to Section 12.01(b), Circus shall not have the right to transfer its Membership Interest until six (6) months after the initial opening of the Project for business to the public.
               12.02     Conditions to Disposition.
               As a condition precedent to any Disposition of a Member s Membership Interest, such Member shall obtain the prior written consent of the non-transferring Members and shall evidence compliance with the following:
                    (a) Such Disposition, alone or when combined with other prior transactions, would not result in a termination of the Company within the meaning of Section 708 of the Code;
                    (b) An opinion of counsel satisfactory to counsel to the Company, to the effect that such Disposition (i) is subject to an effective registration under, or exempt from the registration requirements of, the applicable state and federal securities laws;
          (ii) shall not result in the Company being characterized for federal income tax purposes as an association taxable as a corporation; and
          (iii) is not to a  tax-exempt entity  as such term is defined in
          Section 168(j) of the Code;
                    (c) Such Disposition is not in violation of any provisions of any of the loan documents, or other similar documents relating to any Construction Financing or other financing obtained by the Company, or in violation of any other instrument, document or agreement to which the Company is, at the time of the proposed Disposition, a party or is otherwise bound;
                    (d)  The consent, approval or waiver of all
          applicable Gaming Authorities has been obtained and such Disposition is not in violation of any other applicable Legal Requirements; provided however, that in any event, all Dispositions shall only be made in accordance with the transfer of ownership rules of the Michigan Gaming Control Board.
                    (e) Unless and until the Company receives from the Assignee the information and agreements that counsel to the Company may reasonably require, including, but not limited to, any social security or taxpayer identification number, the Disposition shall not be recognized by the Company; and
                    (f) Unless and until the Company receives from the Assignee, in writing, an agreement wherein such Assignee expressly assumes and agrees to be bound by all of the terms and conditions of this Agreement and agrees to be responsible for all reasonable costs and expenses incurred by the Company in connection with the Disposition of the Membership Interest to the Assignee and, if applicable, the admission of such assignee as a Substitute Member, the Disposition shall not be recognized by the Company.
               12.03     Rights of First Refusal.
               Each time a Member proposes to Dispose of all or any part of such Member s Membership Interest (or is required by operation of law or other involuntary transfer to do so), such Member shall first offer such Membership Interest (the Offered Interest ) to the non-transferring Members in accordance with the following provisions:
                    (a) Such Member shall deliver a written notice to the non-transferring Members (the Disposition Notice ) stating
          (i) such Member s bona fide intention to Dispose of the Offered Interest, (ii) the name and address of the proposed transferee, (iii) the Sharing Ratio of the Offered Interest, (iv) the purchase price (which must be entirely in cash) for which the Member proposes to Dispose of the Offered Interest, and (v) all other pertinent terms and conditions of such proposed bona fide Disposition.
                    (b) Within sixty (60) days after receipt of the Disposition Notice (the First Refusal Period ), the non-transferring Members shall have the first right to purchase all but not less than all of such Offered Interest upon the cash purchase price designated in such Disposition Notice and if they so elect, shall notify the Management Committee in writing (an
           Acceptance Notice ) of such election to purchase all or a portion of the Offered Interest. The failure of a non-transferring Member to submit an Acceptance Notice within the applicable period shall constitute an election on the part of that Member not to purchase any of the Offered Interest. If more than one non-transferring
          Member elects to purchase (the  Electing Members ), each
          Electing Member shall purchase a portion of the Offered Interest equal to a fraction, the numerator of which is the Electing
          Member s Sharing Ratio and the denominator of which is the total of all Electing Members Sharing Ratios; provided however, that the Electing Members may agree to purchase the Offered Interest in some other proportion. If the non-transferring Members elect to purchase the Offered Interest under this Section 12.03, such purchase shall be consummated within 10 business days after the end of the First Refusal Period. At the closing of such purchase, the transferring Member shall transfer the Offered Interest to the Electing Members, free and clear of all liens, claims and other encumbrances against payment of the applicable cash purchase price.
                    (c) If the non-transferring Members do not elect to purchase all of the Offered Interest, then the transferring
          Member may transfer the Offered Interest to the proposed transferee, provided such transfer (i) is completed within 30 days after the expiration of the First Refusal Period, (ii) is made on terms no less favorable to the transferring Member than as designated in such Notice, and (iii) the requirements of Sections
          12.01 and 12.02 relating to consent of Members, securities and tax requirements hereof are met. If such Offered Interest is not so transferred, the transferring Member must give notice in accordance with this Section prior to any other or subsequent transfer of all or any portion of its Membership Interest.

       ARTICLE XIII

                    DISSOLUTION, LIQUIDATION, AND TERMINATION
                         13.01     Dissolution.
               The Company shall dissolve and its business and affairs shall be wound up on the first to occur of the following:
                    (a) the written Approval of a Supermajority of the Management Committee and ratification thereof by the Members pursuant to Section 3.06; or
                    (b)  any other event causing dissolution as
          described in section 801 of the Act.
               13.02     Liquidation and Termination.
               On dissolution of the Company, the Management
          Committee shall act as liquidator or may appoint one or more other Persons as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided in this Agreement. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company with all of the power and authority of the Management Committee. The steps to be accomplished by the liquidator are as follows:
                    (a) As promptly as practicable after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;
                    (b) The liquidator shall pay from Company funds all of the debts and liabilities of the Company (including all expenses incurred in liquidation and any outstanding Member
          Loans) or otherwise make adequate provision for them (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine);
                    (c)  The liquidator shall sell all Company
          property, including to Members; and
                    (d) All remaining assets of the Company shall be distributed to the Members in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments, including, but not limited to, adjustments reflecting any revaluation of Company property pursuant to Section 5.06 and any other adjustments (other than those reflecting the distributions made by reason of this Section 13.02(d)) for the taxable year of the Company during which the liquidation of the Company occurs
          (with the date of such occurrence being determined pursuant to Regulations Section 1.703-1(b)(2)(ii)(g)); and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).
               The distribution of cash to a Member in accordance with the provisions of this Section 13.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company s property. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.
               13.03     Termination.
               On completion of the distribution of Company assets as provided in this Agreement, the Company is terminated, and the Management Committee (or such other Person or Persons as the Act may require or permit) shall cause the cancellation of the Articles and any filings made as provided in Section 2.05 and shall take such other actions as may be necessary to terminate the Company.
          ARTICLE XIV

           REPRESENTATIONS AND WARRANTIES
                     14.01 Each of Circus, AEA and ZRX hereby represents and warrants to the others and to the Company as follows:
                    (a)  Such Person has all requisite power to
          execute, deliver and perform this Agreement and to consummate the transactions contemplated hereunder; the consummation of the transactions contemplated hereunder will not result in a breach or a violation of, or a default under, any agreement or instrument by which such Person or any of such Person s properties is bound or any statute, rule, regulation, order or other law to which it is subject, nor require the obtaining of any consent, approval, permit or license from or filing with, any Governmental Authority or other person by such Person in connection with the execution, delivery and performance by such Person of this Agreement, other than the Licenses and other governmental approvals which may be required in connection with the development, ownership and operation of the Project (and if applicable, the Temporary Casino).
                    (b) This Agreement constitutes (assuming its due authorization and execution by the other Persons) such Person s legal, valid and binding obligation. If such Person is a corporation or a limited liability company, all corporate and other proceedings required to be taken by such Person to authorize the execution, delivery and performance of this Agreement have been taken.
                    (c) As of the date hereof, such Person has no actual knowledge of any facts or circumstances that are likely to adversely affect the ability of such Person (or any Affiliate or other Person having an interest in such Person) or the Company to receive all Licenses and other governmental approvals necessary or advisable for the construction, completion, operation, ownership and use of the Project as a gaming facility or which would otherwise adversely affect such Person s ability to be found suitable by any Gaming Authority. Notwithstanding anything to the contrary contained herein, AEA shall indemnify and hold
          Circus and ZRX harmless from and against any and all loss, cost, liability, damage or expense incurred or suffered by Circus or ZRX as a consequence of the existence of any disputes concerning ownership interests in AEA.
                    (d) Such Person is acquiring its direct or indirect Membership Interest for investment solely for such Person s own account and not for distribution, transfer or sale to others in connection with any distribution or public offering.
                    (e) Such Person is financially able to bear the economic risk of an investment in the Company and has no need for liquidity in this investment. Furthermore, the financial capacity of such Person is of such a proportion that the total costs of such Person s investment in the Company is not material when compared with such Person s total financial capacity.
                    (f) Such Person has such knowledge, experience and skill in financial and business matters in general and with respect to investments of a nature similar to an investment in the Company so as to be capable of evaluating the merits and risks of, and making an informed business decision with regard to, this investment. Such Person acknowledges and understands that the purchase of its direct or indirect Membership Interest involves an investment in a new business that has no previous operating experience, and, therefore, this is a speculative investment with no assurance of success.
                    (g) Such Person (i) has received all information that such Person deems necessary to make an informed investment decision with respect to an investment in the Company and (ii) has had the unrestricted opportunity to make such investigation as such Person desires pertaining to the Company and an investment therein and to verify any information furnished to such Person.
                    (h)  Such Person understands that such Person
          must bear the economic risk of an investment in the Company for an indefinite period of time because (i) the Membership Interests have not been registered under the Securities Act of 1933 and applicable state securities laws and (ii) the Membership Interests may not be sold, transferred, pledged or otherwise disposed of except in accordance with this Agreement and then only if they are subsequently registered in accordance with the provisions of the Securities Act and applicable state securities laws or registration under the Securities Act or any applicable state securities laws is not required.
                    (i) Such Person understands that the Company is not obligated to register the Membership Interests for resale under any applicable federal or state securities laws and that the Company is not obligated to supply such Person with information or assistance in complying with any exemption under any applicable federal or state securities laws.
                    (j) Such Person if it is a limited liability company, is duly organized and validly existing under the laws of its jurisdiction of formation and has all power and authority necessary to carry on its business as it is now being conducted.
               14.02 Each of Circus, AEA and ZRX shall indemnify and hold the others harmless from and against any and all loss, cost, damage, liability or expense of whatsoever nature, incurred or suffered by the others resulting from a breach of any the foregoing representations and warranties by such indemnifying Person.

    ARTICLE XV

                     GENERAL PROVISIONS
                         15.01     Offset.
               Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.
               15.02     Notices.
               All notices or other communications required or permitted to be given under this Agreement shall be sufficiently given if in writing and personally delivered, mailed by prepaid registered or certified mail, return receipt requested, sent by receipted overnight courier service or sent by facsimile transmission. Notices and other communications shall be effective upon receipt by the Person to be notified and shall be addressed as follows (provided that any Person may change its address for notice purposes upon at least thirty (30) days prior written notice given pursuant to this Section 14.02):
                    If to the Company:
                    Detroit Entertainment, L.L.C.
                    2211 Woodward Avenue
                    Fox Center Building, 10th Floor
                    Detroit, Michigan 48201
                    Attn: Michael Malik

                    If to Circus:

                    c/o Circus Circus Enterprises, Inc.
                    2880 Las Vegas Boulevard South
                    Las Vegas, Nevada  89109
                    Attn: General Counsel
                    Phone:  (702) 734-0410
                    Fax:  (702) 794-3810

                    If to ACG:

                    Atwater Casino Group, L.L.C.
                    c/o Thomas Celani
                    35601 Veronica Street
                    Livonia, Michigan 48150

                    with a copy to:

                    Dykema Gossett PLLC
                    800 Michigan National Tower
                    Lansing, Michigan 48933
                    Attn: Richard McLellan, Esq.

                    If to AEA:

                    Atwater Entertainment Associates, L.L.C.
                    300 River Place, Suite 6600
                    Detroit, Michigan 48207
                    Attn:  Herbert J. Strather

                    with a copy to:

                    Seyburn, Kahn, Ginn, Bess, Howard & Deitch, P.C. 2000 Town Center, Suite 1500
                    Southfield, Michigan 48075
                    Attn:  Laurence B. Deitch

                    If to ZRX:

                    ZRX, L.L.C.
                    c/o Thomas Celani
                    35601 Veronica Street
                    Livonia, Michigan 48150

                    with a copy to:

                    Dykema Gossett PLLC
                    800 Michigan National Tower
                    Lansing, Michigan 48933
                    Attn: Richard McLellan, Esq.

               15.03     Entire Agreement; Supersedure.
               This Agreement, sets forth the entire understanding and agreement of the Members relating to the Company and supersedes and replaces any prior understanding, agreement or statement (written or oral) of intent with respect to the Company.
               15.04     Effect of Waiver or Consent.
               A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations hereunder is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person hereunder. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default hereunder, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-
          of-limitations period has run.
               15.05     Amendment or Modification.
               This Agreement may be amended or modified from time to time only by a written instrument executed by the Members, as Approved by the Management Committee; provided however, that with respect to any provision of this Agreement which requires Supermajority approval of the Management Committee, an amendment to such provision shall require Supermajority approval of the Management Committee.
               15.06     Binding Effect.
               Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Members and their respective legal representatives, successors, and assigns.
               15.07     Governing Law; Severability.
               THIS AGREEMENT SHALL BE CONSTRUED IN
          ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF
          THE STATE OF MICHIGAN WITHOUT GIVING EFFECT TO
          ANY CHOICE OR CONFLICT OF LAW PROVISION OR
          RULE (WHETHER OF THE STATE OF MICHIGAN OR ANY
          OTHER JURISDICTION) THAT WOULD CAUSE THE
          APPLICATION OF THE LAWS OF ANY JURISDICTION
          OTHER THAN THE STATE OF MICHIGAN. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
               15.08     Further Assurances.
               In connection with this Agreement and the transactions contemplated by it, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
               15.09     Counterparts.
               This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.
               15.10     Third Party Beneficiaries.
               None of the provisions of this Agreement, including without limitation, the limited joinder of CCEI as provided at the end of this Agreement, shall be for the benefit of or enforceable by any third party, including, without limitation, any creditor of the Company or any Member. No such third party shall obtain any right under any provision of this Agreement (including without limitation, such limited joinder), or shall by reason of any such provision make any claim in respect of any debt, liability, or obligation (or otherwise) against the Company, any Member or CCEI.
               15.11     Relationship of Agreement to Default Rules.
               If any provision of this Agreement conflicts with a Default Rule, the provisions of this Agreement shall control and the Default Rule shall be modified or overridden accordingly.
               15.12     Arbitration.
               Any controversy arising from or relating to this Agreement shall be resolved by binding arbitration in Cleveland, Ohio, according to the Commercial Arbitration Rules of the American Arbitration Association. The Federal Arbitration Act (9 U.S.C.
          1 et seq.) shall apply, and discovery shall be permitted as provided in the Federal Rules of Civil Procedure.  There shall be a single arbitrator, who shall be a retired state or federal appellate judge.  Any award or other determination rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction.  The expenses of the arbitration shall be borne equally by the parties to the arbitration, but each party shall pay for the cost of its own counsel, witnesses and other related expenses. In making the award or other determination, the arbitrator shall be required to adhere to the terms of this Agreement and to applicable laws of the State, including the provisions of the Act.
               15.13     Supplemental Provisions.
               This Agreement shall be governed by the Rules of Usage and the Supplemental Provisions.
               IN WITNESS WHEREOF, the undersigned have executed the Agreement as of the date first set forth above.




          ATWATER CASINO GROUP, L.L.C.,
          a Michigan limited liability company

          By:  Atwater Management Corporation,
               a Michigan corporation, its Manager

               By:Thomas Celani
                                        Thomas Celani, President

               By:  Herbert J. Strather
                       Herbert J. Strather,
                            Chairman
          CIRCUS CIRCUS MICHIGAN, INC.,
          a Michigan corporation

          By:      Glenn Schaeffer
          Name:  Glenn Schaeffer

          Title:     President




          LIMITED JOINDER

               CIRCUS CIRCUS ENTERPRISES, INC., hereby joins in the execution of the foregoing Operating Agreement, solely for the purpose of assuring to the Company that Circus will (i) make the Capital Contributions to the Company as specified in Sections
       5.01(b) and 5.02 above, (ii) use its good faith best efforts to secure
          Construction Financing and Permanent Financing as contemplated in Section 4.04 above, and (iii) cause a license for the use of certain Circus Intellectual Property to be granted to the Company as contemplated in Section 4.06 above.
          CIRCUS CIRCUS ENTERPRISES, INC.,
          a Nevada corporation


          By:

          Name:

          Title:
               ATWATER ENTERTAINMENT ASSOCIATES, L.L.C.
          a Michigan limited liability company and ZRX, L.L.C., a Michigan limited liability company hereby join in the execution of the foregoing Operating Agreement, solely for the purposes of (i) making the representations and warranties set forth in Article XIV above and (ii) acknowledging that they have read, understand and agree to be bound by, the terms, covenants and provisions of the foregoing Operating Agreement.



          ATWATER ENTERTAINMENT
          ASSOCIATES, L.L.C., a Michigan limited
          liability company

          By:  Herbert J. Strather
               Herbert J. Strather, Manager

          By:  Nellie M. Varner
               Nellie M. Varner, Manager

          By:  Lawrence P. Doss
               Lawrence P. Doss, Manager
          ZRX, L.L.C., a Michigan limited liability
          company

          By:  Z.L.M. CORPORATION, a
                         Michigan Corporation, its Manager

          By:  Thomas Celani
               Thomas Celani, President

          By:      Michael Malik

               Michael Malik, Member

          By:       Marian Ilitch
                         Marian Ilitch, Member

          By:       Thomas Celani
                       Thomas Celani, Member






APPENDIX A
                     DEFINITIONS
                    As used in the Operating Agreement (the Agreement ) to which this is Appendix A is attached, the following terms have the meanings set forth below. Unless otherwise expressly stated, references to Article and Section numbers shall mean the Article and Section numbers in the Agreement, and references to  herein or  hereof  or words of like effect shall refer to the Agreement.
                Act  means the Michigan Limited Liability Company Act,
           450.4101 et seq., MSA 21.198 (4101) et seq., and any
          successor statute, as amended from time to time.
                Acceptance Notice  has the meaning set forth in Section
          12.03.
                Additional Capital Contribution  means a Capital
          Contribution made pursuant to Sections 5.02 or 5.03.
                Additional Member  means a new Member admitted to
          the Company pursuant to Article IX, other than a Substitute
          Member.
                Additional Project Cost  means the amount, if any, by
          which the actual Project Cost exceeds the amount of the Project
          Budget initially Approved by the Management Committee.
                Adjusted Capital Account  of a Member means the
          Capital Account maintained for such Member as of the end of each Fiscal Year of the Company (a) increased by (i) any amount such
          Member is obligated to restore to its Capital Account under Regulations Section 1.704-1(b)(2)(ii)(c), (ii) an amount equal to the sum of such Member s allocable share of the Company s Minimum
          Gain attributable to Company Nonrecourse Liabilities and such
          Member s allocable share of the Company s Minimum Gain
          attributable to Member Nonrecourse Debt, in each case as
          computed on the last day of such Fiscal Year in accordance with applicable Regulations and (iii) the amount of Company liabilities allocable to such Member under section 752 of the Code with respect to which such Member bears the Economic Risk of Loss to the extent such liabilities do not constitute partner nonrecourse debt under Regulations Section 1.752-2 and (b) reduced (but not below zero) by (i) all distributions to such Member pursuant to Sections 6.03 and 4.05(d) hereof and (ii) all other reasonably expected adjustments, allocations and distributions described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6).
                Adjusted Capital Contribution Account  means for a
          Member, as of the date of calculation, the amount of such
          Member s Initial Capital Contributions (a) increased by the amount of any Additional Capital Contributions contributed by such
          Member under Article V and (b) reduced (but not below zero) by the aggregate amount of all distributions to such Member pursuant to Sections 6.03(a)(ii) and (iii), 6.03(b)(ii) and (iii) and 13.02(d) hereof.
                Adjusted Property  means any property the Carrying
          Value of which has been adjusted pursuant to Section 5.05(d).  If an Adjusted Property is deemed distributed by, and recontributed to the Company for federal income tax purposes upon a
          termination thereof pursuant to section 708(b)(1)(B) of the Code, such property shall thereafter constitute a Contributed Property until the Carrying Value of such property is subsequently adjusted pursuant to Section 5.05(d).
                ACG  means Atwater Casino Group, L.L.C., a Michigan
          limited liability company (formerly known as X.R.N., L.L.C.), whose sole members are ZRX and AEA, and whose manager is
          AMC.
                AEA  means Atwater Entertainment Associates, L.L.C.,
          a Michigan limited liability company, which is a member of ACG.
                Affiliate means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of the preceding sentence, the term control means the possession, directly or indirectly, through one or more intermediaries, of the following:
          (a) in the case of a corporation, more than 50% of the outstanding voting securities thereof; (b) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 50% of the distributions therefrom (including liquidating distributions); (c) in the case of a trust or estate, more than 50%
          of the beneficial interest therein; or (d) in the case of any other Person, more than 50% of the economic or beneficial interest therein.
                Agreed Value  of any Contributed Property means the
          fair market value of such Contributed Property at the time of contribution as determined by agreement of the Management
          Committee and the contributing Member; provided, however, that the Agreed Value of any property deemed contributed to the
          Company for federal income tax purposes upon termination and reconstitution thereof pursuant to section 708(b)(1)(B) of the Code shall be determined in accordance with Section 5.06(c). Subject to Section 5.06(c), the Management Committee shall, in its sole discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Company in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.
                Agreement  means this Operating Agreement, as
          amended from time to time.
                AMC  means Atwater Management Corporation, a
          Michigan corporation, which is the manager of ACG.
                Approval of the Management Committee  or words of
          like effect, means, unless otherwise expressly stated, the approval of a Majority of the Management Committee.
                Articles  means the Articles of Organization of the
          Company, as amended or restated,  which are filed with the
          Department.
                Assignee  means a transferee of a Membership Interest
          who has not been admitted as a Substitute Member.
                Assignment Agreement  means the Assignment
          Agreement between ACG and Circus by which ACG has
          transferred a 99.9% interest in the Preference Right to Circus.
                Bankrupt Member  means any Member with respect to
          which a petition shall have been filed by or against such Member as a  debtor  and the adjudication of such Member as a bankrupt under the provisions of the bankruptcy laws of the United States of America shall have commenced, or that such Member shall made an assignment for the benefit of its creditors generally or a receiver shall have been appointed for substantially all of the property and assets of such Member (and the terms Bankruptcy and  Bankrupt  shall have correlative meanings).
                Business Day  means a day of the year, other than a
          Saturday or Sunday, on which commercial banks in the city in which the principal office of the Company is located, are not required or authorized to remain closed and on which The New
          York Stock Exchange is not closed.
                Buy-Out Price  means, with respect to Sections 5.08(d),
          9.04 or 10.02(a), the consideration payable to the Defaulting
          Member, the Responsible Member or the withdrawing Member, as the case may be, for its Membership Interest.
                CCEI means Circus Circus Enterprises, Inc., a Nevada corporation, which is the parent of Circus.
                Capital Account  means the capital account maintained
          for a Member pursuant to Section 5.06.
                Capital Contribution  means the sum of the of amount
          of cash and the Net Agreed Value of property contributed by a
          Member to the capital of the Company.
                Carrying Value means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Members Capital Accounts in respect of such Contributed Property, (b) with respect to an Adjusted Property, the amount determined pursuant to Section 6.05(d)(i) or
          (ii), as appropriate, reduced (but not below zero) by all depreciation, amortization and cost recovery charged to the
          Members  Capital Accounts in respect of such Adjusted Property, and (c) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.  The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 6.05(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Management Committee.
                Circus  means Circus Circus Michigan, Inc., a Michigan
          corporation.
                Circus Intellectual Property means (i) the trade names, trademarks, logos, trade dress and related trade and service marks of Circus or any Affiliate under which the Project will operate, and (ii) any proprietary databases created by or for Circus or any Affiliate in connection with the operation of the Project.
                Code  means the Internal Revenue Code of 1986 and any
          successor statute, as amended from time to time.
                Committee Member  means a Person appointed to the
          Management Committee by a Member pursuant to Section 3.02.
                Company  means the limited liability company known as
           Detroit Entertainment, L.L.C.  created by the filing of the
          Articles and governed pursuant to this Agreement and the Act.
                Company Nonrecourse Deductions  means, with respect
          to Company Nonrecourse Liabilities, the amount of deductions, losses and expenses equal to the net increase during the year in Minimum Gain attributable to Company Nonrecourse Liabilities, reduced (but not below zero) by the proceeds, if any, of such
          Company Nonrecourse Liabilities distributed during the year, as determined in accordance with applicable Regulations.
                Company Nonrecourse Liabilities  means nonrecourse
          liabilities (or portions thereof) of the Company for which no
          Member bears the Economic Risk of Loss.
                Completion of Construction  means the substantial
          completion of construction of the Project (excluding the Temporary Casino) and the satisfaction of all Legal Requirements and other conditions precedent to the opening of the Project (excluding the Temporary Casino) for business to the public.
                Construction Financing  mean debt financing, which
          may be unsecured or collateralized by a lien on the Project or any portion thereof (including purchase money financing collateralized by furniture, furnishings, fixtures, machinery or equipment), to be obtained by the Company from one or more lenders (including vendors or the Members or Affiliates) for the purpose of funding Project Costs and which, except as otherwise provided in Section 4.04(b), is non-recourse to the Members and their Affiliates and does not require the Members or any Affiliates to provide a personal guaranty.
                Contributed Property  means each property or other
          asset, in such form as may be permitted by the Act, but excluding cash, contributed to the Company (or deemed contributed to the
          Company on termination and reconstitution thereof pursuant to section 708 of the Code).  Once the Carrying Value of a
          Contributed Property is adjusted pursuant to Section 5.06(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.
                Cost Overrun  means any Additional Project Cost not
          resulting from a change in the scope of the Project or from the gross negligence or willful misconduct of the Operator.
                Credit Support  by any Person means any obligation,
          contingent or otherwise, of such Person directly or indirectly guaranteeing or acting as surety for any indebtedness, obligation or liability of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness, obligation or liability (whether arising by virtue of partnership, joint venture or similar arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such indebtedness, obligation or liability of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).
                Deadlock  means, with respect to a matter provided under
          Section 3.07(a) requiring the approval of a Majority or
          Supermajority of the Management Committee, the failure of a
          Majority or Supermajority of the Committee Members, as the case may be, to approve such matter.
                Default Interest Rate  means the Prime Rate plus five
          percent (5%).
                Default Rule means a rule stated in the Act which (i) structures, defines or regulates aspects of a limited liability company organized under the Act and (ii) applies except to the extent it is modified or overridden through the provisions of a limited liability company s articles of organization or operating agreement.
                Defaulting Member  has the meaning set forth in Section
          5.08.
                Department  means the Michigan Department of
          Consumer and Industry Services, Corporation, Securities and Land Development Bureau.
                Development Agreement  means an agreement between
          the Company and the City of Detroit or other Governmental
          Authorities, relating to the development of the Project.
                Dispose,   Disposing  or  Disposition  means a sale,
          assignment, alienation, gift, transfer, exchange, mortgage, pledge, grant of a security interest, or other disposition or encumbrance, whether voluntary or involuntary, or the acts of the foregoing.
          For purposes of Article XII,  Disposition  shall also include, in the case of ACG, AEA and ZRX, transfers of ownership interest among members resulting from the exercise of dilution provisions in their respective operating agreements or other applicable governing documents.
                Disposition Notice  has the meaning set forth in Section
          12.03.
                Dissolution Event  means an event, the occurrence of
          which will result in the dissolution of the Company under Article
          XIII.
                Dissolved Member  means any Member with respect to
          which any of the following events has occurred (and the terms
           Dissolution  and  Dissolved,  when used in connection with a
          Member, shall have correlative meanings): (a) in the case of a
          Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter and the expiration of 90 days after the date of notice to the corporation of revocation without a reinstatement of its charter; and (b) in the case of a Member that is a partnership, limited partnership, limited liability company or similar entity, the dissolution and commencement of winding up of such entity.
                Distributable Cash  means Distributable Cash From
          Temporary Casino and Distributable Cash From Operations.
                Distributable Cash From Operations  mean the gross
          revenues from Company operations (including any sales and
          dispositions of Company property, but excluding Distributable
          Cash From Temporary Casino), which the Management Committee deems available for distribution to the Members, taking into account all expenses, debts, liabilities, payments, capital improvements, replacements, contingencies and other obligations of the Company (including Member Loans and other obligations to Members or their Affiliates but excluding the Management Fee)
          then due and amounts which the Management Committee deems
          necessary to place into Reserves.
                Distributable Cash From Temporary Casino  means the
          gross revenues from the operations and disposition of the
          Temporary Casino, which the Management Committee deems
          available for distribution to the Members, taking into account all expenses, debts, liabilities, payments, capital improvements, replacements, contingencies and other obligations of the Company (including principal and interest in respect of any Temporary
          Casino Loans made by Members and any indebtedness to third parties but excluding the Management Fee) then due and amounts which the Management Committee deems necessary to place into
          Reserves.
                Economic Risk of Loss  has the meaning set forth in
          Regulations Section 1.752-2(a).
                Escrow  means an escrow established by the Company
          for the purposes of holding and investing the Initial Capital Contribution made by Circus pursuant to Section 5.01(b)(i), and disbursing such amount pursuant to Section 4.05(e)(i).
                Electing Members  has the meaning set forth in Section
          12.03.
                Fair Market Value  means, as to any Membership
          Interest or other property, the price at which a willing seller would sell and a willing buyer would buy such Membership Interest or other property having full knowledge of the facts, in an arms-
          length transaction without time constraints, and without being under any compulsion to buy or sell. If and to the extent a determination of the Fair Market Value of any Membership
          Interest or other property requires an appraisal of the value of the Project, such appraisal shall assume that the Project is free and clear of all liens and encumbrances and shall take into account the then-current condition, use, zoning and income of the Project, including the value of any Licenses and similar intangible assets of the Company, but (unless Circus is the owner of the Membership Interest in question) excluding any good will attributable to the Circus Intellectual Property, or Circus business operations. Such Fair Market Value shall be determined by mutual agreement of the Members (or their representatives, as the case may be), or if they are unable to mutually agree within 30 days after request by either Member, then by appraisal by a reputable disinterested appraiser who is experienced in the appraisal of casino properties, and who shall be instructed to complete and deliver the appraisal report within 30 days after engagement. For purposes of Section 11.01, the appraiser shall be selected by the non-Bankrupt Member.
                First Refusal Period  has the meaning set forth in
          Section 12.03.
                Fiscal Year  means the taxable year of the Company.
                Funding Date  has the meaning set forth in Section 5.08.
                GAAP means generally accepted accounting principles, consistently applied.
                Gaming Authorities  means the Michigan Gaming
          Control Board, the City of Detroit and/or any other Governmental Authorities possessing and exercising jurisdiction over the Project, the Company, any Member, any of their respective Affiliates or constituent members, or any officers or directors of any of the foregoing, with respect to gaming activities.
                Governmental Authorities  means any federal, state,
          municipal or other governmental department, commission, board, bureau, agency or instrumentality of the United States of America or any state thereof, or any government or governmental,
          supranational or state agency or regulatory body of any foreign country, including any Gaming Authorities.
                Indebtedness for Borrowed Money  means
          (i) obligations for borrowed money (whether secured or
          unsecured), (ii) obligations representing the deferred purchase price of property or services other than accounts payable arising in the ordinary course of business, (iii) obligations in respect of operating or capital leases entered into other than in the ordinary course of business, whether or not such obligations would be required to be shown as a liability on a balance sheet under
          GAAP, and (iv) any guarantee or other obligations having the economic effect of a guarantee in respect of any obligations referred to in clauses (i), (ii) or (iii) above.
                Initial Capital Contribution  means a Capital
          Contribution made pursuant to Section 5.01.
                Initial Licensing means the issuance of a Certificate of Suitability (as defined in the rules promulgated under the Michigan Gaming Control and Revenue Act), or comparable certification or licensing for the initial development, construction and operation of the Project as a hotel/casino.
                Initial Members  means Circus and ACG.
                Legal Requirements  means any and all applicable (a)
          federal, state, local and foreign laws (statutory, judicial or otherwise), ordinances and regulations, (b) nonappealable judgments and (c) consent decrees and similar arrangements.
                License  means any license, permit, authorization,
          consent, approval, finding of suitability or qualification issued or made by any Gaming Authority, and required in order to conduct a gaming business, either alone or in combination with any one or more other businesses, including any said license, permit, authorization, consent, approval, finding of suitability or qualification issued or made by the State or any local
          Governmental Authority in the State, or any other State or local Governmental Authority in connection with the operation of the business of the Company, or by any other jurisdiction, domestic or foreign, necessary in order to conduct the business of any
          Member or any of the Affiliates of any Member, in any such other jurisdiction.
                Loan Rate  means an interest rate of seven percent (7%)
          per annum.
                Loss of License  has the meaning set forth in Section
          10.01.
                Losses  means the taxable income or loss for federal
          income tax purposes of the Company for each Fiscal Year, plus income and gain exempt from federal income tax for such Fiscal
          Year, and minus Section 705(a)(2)(B) Expenditures for such Fiscal Year, if such amount results in a loss. The items of income, gain, loss, deduction and Section 705(a)(2)(B) Expenditure included in the calculation of Losses shall be determined in accordance with
          Section 5.06(b) and shall not include any items specially allocated under Section 6.5(a), (b), (c) or (d) for such Fiscal Year.
                Majority  means the affirmative vote or consent of a
          majority in number of Committee Members of the Management
          Committee.
                Management Committee  means the Management
          Committee provided for in Section 3.02.
                Management Fee  means the management fee payable to
          Circus pursuant to Section 4.05(d).
                Management Fee Allocation  means, for each fiscal
          year, an amount based on a schedule to be prepared by the
          Company s investment banker, which schedule shall be reasonably approved by Circus and attached as an addendum to this
          Agreement.
                Member  means any Person executing this Agreement as
          of the date of this Agreement as a member or subsequently
          admitted to the Company as a member as provided in this
          Agreement, but does not include any Person who has ceased to be a member in the Company.
                Member Loans  means any loans to or for the benefit of
          the Company pursuant to Sections 5.04, 5.05 or 5.09.
                Member Nonrecourse Debt  means any nonrecourse debt
          of the Company for which any Member bears the Economic Risk of Loss.
                Member Nonrecourse Deductions  means, with respect
          to a Member Nonrecourse Debt, the amount of deductions, losses and expenses equal to the net increase during the year in Minimum
          Gain attributable to Member Nonrecourse Debt, reduced (but not below zero) by the proceeds, if any, of such Member Nonrecourse
          Debt distributed during the year to the Members who bear the
          Economic Risk of Loss for such debt, as determined in accordance with applicable Regulations.
                Membership Interest  means the interest of a Member in
          the Company, including, without limitation, rights to distributions (liquidating or otherwise), allocations, information, and to consent or approve.
                Minimum Gain  means (a) with respect to Company
          Nonrecourse Liabilities, the amount of gain that would be realized by the Company if it disposed of (in a taxable transaction) all Company properties that are subject to Company Nonrecourse
          Liabilities in full satisfaction of such liabilities, computed in accordance with applicable Regulations or (b) with respect to each Member Nonrecourse Debt, the amount of gain that would be realized by the Company if it disposed of (in a taxable transaction) the Company property that is subject to such Member Nonrecourse
          Debt in full satisfaction of such debt, computed in accordance with applicable Regulations.
                Net Agreed Value  means (a) in the case of any
          Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Member by the Company, the Company s Carrying Value of such property (as adjusted pursuant to Section 5.06(d)) at the time such property is distributed, reduced by any indebtedness either assumed by such
          Member upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under section 752 of the Code.
                Net Book Value  means, in the case of a Member s
          Membership Interest, the amount, determined as of the last day of the full calendar quarter immediately preceding the date of occurrence of the event giving rise to the calculation, which would be distributed to such Member in liquidation of the Company pursuant to Article XIII, if (i) all of the Company s assets were sold for their book value determined by the Company s financial statements as of the end of the preceding Fiscal Year (but excluding any value attributable to goodwill or to Circus
          Intellectual Property), (b) the Company paid its accrued but unpaid liabilities (including liabilities to Members or their Affiliates) and established Reserves for the payment of reasonably anticipated contingent or unknown liabilities, and (c) the Company distributed the remaining proceeds to the Members in liquidation.  Such Net
          Book Value shall be determined from the Company s books and records, without audit or certification, by the Company s regular accounting firm. Such determination shall be deemed final and binding in the absence of a showing of gross negligence or willful misconduct.
                Non-Defaulting Member  means, for purposes of Section
          5.08, a Member who is not in default in the payment or
          performance of its obligations under this Agreement and has advanced (or is otherwise ready, willing and able to advance) (i)
          in the case of Circus, the full amount of its Capital Contributions required to be made to date pursuant to Sections 5.01, 5.02 and
          5.03 and (ii) in the case of ACG, the full amount of its Additional Capital Contributions required to be made to date pursuant to
          Section 5.03.
                Non-Responsible Member  has the meaning set forth in
          Section 10.01.
                Offered Interest  has the meaning set forth in Section
          12.03.
                Operating Budget  means the annual operating and
          capital budget of the Company, as amended form time to time.
                Operating Costs  means the costs and expenses incurred
          in connection with the ownership, operation, management,
          maintenance and repair of the Project after Completion of Construction, including capital improvements and Reserves.
                Operator means Circus or an Affiliate of Circus, or any successor, in its capacity as operator and manager of the Project
          (and if applicable, the Temporary Casino) pursuant to Article IV.
                Permanent Financing  means debt financing, which may
          be unsecured or collateralized by a lien on the Project or any portion thereof (including purchase money financing collateralized by furniture, furnishings, fixtures, machinery or equipment), to be obtained by the Company from one or more lenders (including vendors) for the purpose of retiring the Construction Financing and which is non-recourse to the Members and their Affiliates and does not require the Members or any Affiliates to provide a personal guaranty.
                Person means a natural person, trust, estate, partnership, limited liability company or any incorporated or unincorporated organization.
                Preference Rights  means the preferential rights of ACG
          and any of its Affiliates under subsection (b) Section 6 of the Michigan Gaming Control and Revenue Act (MCLA 432.201, et
          seq.) as a result of the passage of Proposal B in the City of Detroit primary election held on August 2, 1994.
                Prime Rate  means a rate of interest per annum equal to
          the varying rate publicly quoted by Chase Manhattan Bank from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate.
                Profits  means the taxable income or loss for federal
          income tax purposes of the Company for each Fiscal Year, plus income and gain exempt from federal income tax for such Fiscal
          Year, and minus Section 705(a)(2)(B) Expenditures for such Fiscal Year, if such amount results in a profit. The items of income, gain, loss, deduction and Section 705(a)(2)(B) Expenditure included in the calculation of Losses shall be determined in accordance with Section 5.06(b) and shall not include any items specially allocated under Section 6.5(a), (b), (c) or (d) for such Fiscal Year.
                Project  means the assembling and acquiring of real
          property in Detroit, Michigan and the development, construction and operation thereon of a hotel/casino and related parking, retail stores, restaurants, entertainment venues and additional compatible facilities, including all furniture, furnishings, machinery, equipment and other tangible personal property to be owned or leased by the Company, located therein and used in connection therewith. Unless otherwise expressly provided, the term
           Project  shall not include the Temporary Casino.
                Project Budget  means the budget of Project Cost, as
          amended form time to time.
                Project Cost means the total cost of land acquisition, development (including the cost of the campaign for passage of Proposal E and expenses incurred in the formation of the Company and to the extent Approved by the Management Committee, in obtaining Initial Licensing), design, construction, equipping and opening of the Project, including all costs related thereto such as labor, materials, supplies, furniture, furnishings, fixtures, machinery, equipment, construction management, architectural, engineering and design fees, legal and accounting fees, on-and-off site work, utility installation and hook-up fees, construction permits, certificates and bonds, pre-opening expenses, gaming tax deposits, license fees, initial gaming bankroll and interest and fees on the Construction Financing, but excluding (i) the cost of the Temporary Casino, except and to the extent that the Temporary
          Casino or any portion or component thereof is to be integrated into and become a permanent part of the Project (in which event such portion or component may be included in Project Cost); and (ii)
          the costs and expenses incurred in the formation of the individual Members and their respective Affiliates.
                Recapture Income  means any gain recognized by the
          Company (computed without regard to any adjustment required by section 734 or 743 of the Code) upon the Disposition of any property or asset of the Company, which gain is characterized as ordinary income under the Code because it represents the recapture of deductions previously taken with respect to such property or asset.
                Regulations , except where the context indicates
          otherwise, means the permanent, temporary, proposed, or
          proposed and temporary regulations of the Department of the
          Treasury under the Code as such regulations may be lawfully changed from time to time.
                Related Person  means a person having a relationship to
          a Member as described in Section 1.752-4(b) of the Regulations.
                Required Records  means those records that the
          Company is required to maintain under Section 9.1 of the Act.
                Reserves  means funds Approved by the Management
          Committee to be maintained as reasonable reserves for working capital, contingencies, operating expenses, capital improvements and replacements of the Company or its property.
                Responsible Member  has the meaning set forth in
          Section 10.01.
                Rules of Usage  means, with respect to a document that
          states in substance that it is governed thereby, that, except as expressly provided therein:
                 (i)  A reference in such document to
                 a Person includes, unless the context otherwise requires,
                 its predecessors in interest and its permitted assigns.
                 (ii) The term  or  shall be
                 interpreted as  and/or.
                 (iii)     A reference in such document to
                 a law includes any amendment, modification or
                 replacement to such law.
                 (iv) Accounting terms used in such
                 document shall have the meanings assigned to them by
                 GAAP applied on a consistent basis by the accounting
                 entity to which they refer.
                 (v)  References to any document,
                 instrument or agreement (a) shall be deemed to include
                 all appendices, exhibits, schedules and other attachments thereto and all documents, instruments or agreements issued or executed in replacement thereof, and (b) shall
                 mean such document, instrument or agreement, or
                 replacement thereto, as amended, modified and
                 supplemented from time to time in accordance with its
                 terms and as the same is in effect at any given time.
                         (vi) Unless otherwise specified, the
                         words  hereof,   herein  and  hereunder  and words of
                         similar import when used in such document shall refer to such document as a whole and not to any particular provision of such document.
                         (vii)     The words  include  and
                          including  and words of similar import when used in
                        such document are not limiting and shall be construed to
                         be followed by the words  without limitation , whether
                         or not they are in fact followed by such words.
                         (viii)    The word  during  when used in
                         such document with respect to a period of time shall be construed to mean commencing at the beginning of such period and continuing until the end of such period.
                         (ix) All time explicitly or implicitly
                         referenced in such document shall be deemed to be local time in Detroit, Michigan.
                         (x)  Any reference in such document
                         to an Article, Section or subsection or other provision shall refer to such provision in such document unless otherwise specified.
                Section 705(a)(2)(B) Expenditure means any expenditure of the Company described in section 705(a)(2)(B) of the Code or treated as such pursuant to Regulations Section 1.704-1(b)(2)(iv)(i).
                Sharing Ratio means the percentage interest of each Member as set forth in Section 6.01, as the same may be adjusted from time to time pursuant to Sections 5.08(d) or 12.01(a).
                State  means the State of Michigan.
                Subsidiary means, with respect to any specified Person, any other Person, as to which such specified Person owns, of record or beneficially, directly or indirectly (x) more than 50% of the voting power and (y) (A) if such other Person is a corporation, more than 50% of the outstanding capital stock or issued share capital and (B) if such other
          Person is not a corporation, more than 50% of the equity and profits interests at the time any determination thereof is made, in each case, other than director s qualifying shares.
                Substitute Member  means a transferee of a Membership
          Interest who is admitted as a Member in the Company pursuant to
          Article IX.
                Supermajority means the affirmative vote or consent of at least (i) four (4) of the six (6) Committee Members representing Circus,
          (ii) two (2) of the three (3) Committee Members representing ZRX and
          (iii) two (2) of the three (3) Committee Members representing AEA. Supplemental Provisions means, with respect to a document that states in substance that it is governed thereby, that, except as expressly provided therein:
                         (i)  All amounts required to be paid
                         by any party to such document to any other party thereunder shall, unless otherwise specified in such document, be paid in U.S. dollars by wire transfer to an
                         account as such party may specify by notice to the paying party, or by other acceptable method of payment of immediately available funds.
                         (ii) If any payment under such
                         document is required to be made on a day other than a Business Day, the date of payment shall be extended to the next Business Day.
                         (iii)     Except as otherwise specifically
                         provided in such document, each party thereto shall, at its own cost and expense, obey and comply with all applicable laws, as they may pertain to each party s performance of its obligations under such document.
                         (iv) The parties to such document
                         shall execute and deliver all further documents and
                     perform all further acts that may be reasonably necessary
                         to consummate the transactions contemplated by such
                         document.
                Tax Distribution when used with respect to a Member means with respect to each Fiscal Year an amount equal to 43% of such Members distributive share of Profits of the Company for such Fiscal Year, and when used with respect to the Company means with respect to each Fiscal Year an amount equal to the sum of all of the Members Tax Distributions with respect to such Fiscal Year.
                Temporary Casino means a temporary casino facility operated by the Company in Detroit, Michigan during the construction, and prior to the commencement of operations, of the Project.
                Temporary Casino Cost means the total cost of acquiring or leasing, renovating, equipping and operating the Temporary Casino.
                Temporary Casino Loans  means the loans described in
          Section 5.04.
                Unfunded Balance  has the meaning set forth in Section
          5.08(c).
                Unrealized Gain attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.06(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.06(d) as of such date).
                Unrealized Loss attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the
      Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.06(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.06(d)).
                ZRX means ZRX L.L.C., a Michigan limited liability company which is a member of ACG.